Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION HAS BEEN MARKED AS “[REDACTED]”.

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION AND SALE

OF

ONE (1)

WIND TURBINE INSTALLATION VESSEL

(HULL NO. N1064)

BY AND BETWEEN

CADELER A/S

AS BUYER

AND

COSCO SHIPPING (Qidong) Offshore Co., Ltd

AS BUILDER

DATED 22 JUNE 2021

[Based on amended BIMCO Newbuildcon]

Contents

PART i		-4-

PART II		-9-

DEFINITIONS		-9-
INTERPRETATION		-11-
SECTION 1 – VESSEL		-11-
1.	Builder’s and Buyer’s obligations	- 11 -
2.	Description	- 11 -
3.	Classification, Rules and Regulations	- 12 -
4.	Inventory of Hazardous Materials	- 13 -
5.	Protective Coatings	- 13 -
6.	Source of Origin	- 13 -
SECTION 2 – FINANCIAL		- 14 -
7.	Contract Price	- 14 -
8.	Speed Deficiency	- 14 -
9.	Excessive Fuel Consumption	- 14 -
10.	Elevated Variable Load Capacity Deficiency	- 15 -
11.	[Not used]	- 15 -
12.	Other Deficiencies	- 15 -
13.	Late Delivery for non-permissible delays	- 16 -
14.	Guarantees	- 16 -
15.	Payments	- 18 -
16.	Taxes, duties, stamps, dues and fees	- 19 -
17.	Right to set-off	- 20 -
18.	Interest	- 20 -
SECTION 3 – PRODUCTION		- 21 -
19.	Sub-contracting	- 21 -
20.	Approvals	- 21 -
21.	Buyer’s Supplies	- 22 -
22.	Buyer’s Representative, Assistants, Charterer's Representative, Officers and Crew	- 23 -
22A.	Monthly Progress Reports	- 24 -
23.	Inspections, Tests and Trials	- 24 -
24.	Modifications and Changes	- 25 -
25.	Builder’s Modifications and Substitution of Materials	- 26 -
26.	Changes in Rules and Regulations	- 27 -
27.	Sea Trials	- 27 -
SECTION 4 – DELIVERY		- 30 -
28.	Delivery	- 30 -
29.	Documents on Delivery	- 30 -
30.	Final Instalment	- 32 -
31.	Title and Risk	- 32 -
32.	Possession and Removal of the Vessel	- 32 -
33.	Vessel Registration	- 33 -
SECTION 5 – LEGAL		- 34 -
34.	Permissible Delays	- 34 -
35.	Builder’s Guarantee	- 35 -
36.	[Not used]	- 37 -
37.	Responsibilities and exclusions from liabilities	- 37 -
38.	Insurances	- 39 -
39.	Suspension and Termination	- 40 -
40.	Copyrights, Trade Marks and Patents	- 45 -
41.	Governing law	- 46 -
42.	Dispute Resolution	- 46 -

SECTION 6 – SUNDRY		- 49 -
43.	Notices	- 49 -
44.	Effective date of Contract	- 49 -
45.	Assignment	- 49 -
46.	Options	- 50 -
47.	Entire Agreement	- 50 -
48.	Third party rights	- 50 -
49.	[Not used]	- 50 -
50.	Compliance	- 50 -
ANNEX “A” – (GUARANTEES)		- 52 -
ANNEX A(i)		- 53 -
ANNEX A(ii)		- 59 -
ANNEX A(iii)		- 64 -
ANNEX A(iv)		- 68 -
ANNEX “B” – SPECIFICATION		- 73 -
ANNEX “C” – MAKER’S LIST		- 74 -
ANNEX “D” – BUYER'S CORPORATE SOCIAL RESPONSIBILITY (CSR) REQUIREMENTS		- 75 -

PART I
1. Place and date of Contract (Cl. 3, Cl. 44(b), Cl. 47) 22 June 2021

2.     Builder’s name, full style address and contact details (Definitions)

Name: COSCO SHIPPING (Qidong) Offshore Co., Ltd

Address: No.1 Zhongyuan Road, Yinyang, Qidong, Jiangsu, China

Country: CHINA

Phone: [REDACTED]

E-mail: [REDACTED]

Company Registration No. 91320681684905328X

3.      Buyer’s name, full style address and contact details (Definitions)

Name: Cadeler A/S

(Company Registration No. 31180503)

Address: Arne Jacobsen Alle 7, DK-2300 Copenhagen, Denmark

Phone: +45 3246 3100

E-mail: [REDACTED]

4. Vessel description/type (Definitions, Cl. 2(b)) Wind Turbine Installation Vessel as per Specification
State vessel type:

A.       Main dimensions (Cl. 2(b)):

(i)       Length (main deck) (m): 146

(ii)       Breadth, moulded (m): 60.0

(iii)       Depth to main deck, moulded (m): 12.0

(iv)       Elevated Lightweight excluding legs & spudcans (mts): [REDACTED]

(v)       Design draught in salt water (m): 8.0

B1. Elevated Variable Load Capacity (Cl. 2(b)(v) and Cl. 11): (i) Minimum [REDACTED] mts

C.       Main engines: (Cl. 2(b)(ii), Cl. 2(b)(iv) and Cl. 9)

(i)          Maker/Type:

2 X MAN 9L32/44CR

2 X MAN 6L32/44CR

2 X MAN ES 12V175D-MEM

(ii)         Max. Continuous Rating (MCR) (kilowatts at MCR):

5400 Kw

3600Kw

1800 Kw

(iii)        RPM at MCR:

720 rpm

720 rpm

1800 rpm

(iv)        Specific Fuel Oil Consumption at MCR:

9L32/44CR & 6L32/44CR: 172 G/KWh @85%MCR

12V175D-MEM: 196 G/KWh @85%MCR

(v)         Normal Continuous Rating (NCR): N/A

(vi)        RPM at NCR: N/A

(vii)       Type of fuel and specification (including Calorific Value (kcal/kg)): MGO DMA 42700 kj/kg

D. Trial speed (Cl. 2(b)(i) and Cl. 8) (i) Design draught ballast condition, 8 m draft (hull) (m): 8.0 (ii) Min. number of knots (kts): 11 with reference to 014 (Speed & Power) of the Specification

E.       Other matters (Optional)(State any other technical requirements for the particular vessel type)(Cl. 2(b)(vi) and Cl. 12)

Jacking Speed: 0.2-1 m/min with reference to 0103 of the Specification

Lifting Capacity of main crane while jacked up: [REDACTED] radius with [REDACTED] boom configuration

5. Shipyard(s) (if different from Box 2) (Full style address and contact details) (Definitions) Not applicable
6. Builder’s Hull Number (Definitions, Cl. 2(a)) N1064
7. Flag State (Definitions) Denmark

8.     Classification Society/Class Notation (Definitions, Cl. 3)

DNV X1A Self-Elevating Wind Turbine Installation Unit, Crane Unit, Crane Offshore, Clean(Tier III), Battery(Power), DYNPOS(AUTR), E0, HELDK, COMF-MOU(3), Shore Power, SPS, NAUT(AW), Cyber Secure(-)

9.     Contract Price and Currency (Definition, Cl. 7)

(a)  Price: EUR 109,980,000 (in writing: one hundred and nine million nine hundred and eighty thousand euros) + USD 192,940,000 (in writing: one hundred and ninety two million nine hundred and forty thousand United States dollars)

(b)   Currency: As set out in (a)

10. Contractual Date of Delivery (Definitions,)) 45 months after the effective date of the Contract (see Clause 44 (Effective date of Contract))

11.   Payment Amounts and Time Due (Definitions, Cl. 7, Cl. 15, Cl. 39(c))

1st Instalment (see Cl. 15(a)(i)) – [REDACTED] shall be due and payable within five (5) Banking Days after (i) the effective date of the Contract (see Clause 44 (Effective date of Contract)) and (ii) the Refund Guarantee has been provided in accordance with Clause 14(b) (Builder’s Refund Guarantee), whichever is the latest.

2nd Instalment (see Cl. 15(a)(iii)) – [REDACTED] shall be due and payable within five (5) Banking Days after (i) the date of launching (confirmed by a certificate from the Classification Society), (ii) the Refund Guarantee has been provided in accordance with Clause 14(b) (Builder’s Refund Guarantee), and (iii) 1 July 2024, whichever is the latest.

3rd Instalment (see Cl. 15(a)(iii)) – [REDACTED] shall be due and payable within five (5) Banking Days after (i) the date of Encircling crane start commissioning (confirmed by the crane supplier) (ii) the Refund Guarantee has been provided in accordance with Clause 14(b) (Builder’s Refund Guarantee) and 1 August 2024, whichever is the latest.

Final Instalment (see Cl. 15(a)(iv)) - [REDACTED] shall be due and payable in USD upon delivery of the Vessel in accordance with the Contract and in any event not to be payable before the Delivery Date.

12.    Builder’s Bank Account Data (Cl. 15(d))

Name: BANK OF CHINA. DALIAN JIN PU NEW AREA BRANCH

Address: BANK OF CHINA TOWER NO 158 JINMA ROAD. DALIAN DEVELOPMENT ZONE. DALIAN CHINA

Country: CHINA

Phone:

E-mail:

SWIFT code: [REDACTED]

Account number: USD：[REDACTED]

Account name:

13. Speed Deficiency (Cl. 8, Cl. 39(a)(iv)) (i) Contract Price reduction amount: [REDACTED] (ii) Maximum amount: (state monetary limit): [REDACTED]
14. Excessive Fuel Consumption (Cl. 9) (i) Contract Price reduction amount: [REDACTED] per engine per 1% (ii) Maximum amount: (state monetary limit): [REDACTED]

15.   Elevated Variable Load Capacity Deficiency (Cl. 10, Cl. 39(a)(vi))

(i)       Elevated Variable Load Capacity tolerance: 0 mts

(ii)      Contract Price reduction amount: [REDACTED] per 5 mts

(iii)     Maximum amount: (state monetary limit): [REDACTED]

16. [Not used]

17.   Other Deficiencies (Optional)(Cl.12)

(a)     Jacking Speed

(i)      Guaranteed Jacking Speed: 1 m/min

(ii)     Grace: 10 cm/min

(iii)    Contract Price reduction amount: [REDACTED] per cm/min

(iv)    Maximum amount: (state monetary limit): [REDACTED]

(b)     Lifting Capacity of main crane while jacked up

(i)      Guaranteed Lifting Capacity: [REDACTED] radius with [REDACTED] boom configuration

18. Late Delivery Compensation (Cl. 13 and Cl. 39(a)(iii)) (i) Amount per day: [REDACTED] (ii) Maximum amount: (state monetary limit): [REDACTED]
19. Guarantees(Cl. 14(a) and (b)) (a) Buyer's Instalment Guarantee (b) Builder’s Refund Guarantees
20. Guarantee Period (state number of months. If left blank 12 months shall apply) (Cl. 35(e)) 12 months
21. Additional Guarantee Period (State number of months) (Cl. 35(e)) 12 months
22. Suspension and Termination (Cl. 39) (i) Running period (state number of days: 30 days (ii) Notice period (state number of days): 15 days
23. Applicable law and Dispute Resolution (Cl. 41 and 42) (a) Governing law English law (b) Place of dispute resolution London, prevailing Rules of the London Maritime Arbitrators Association to apply
24. [Not used]
25. Effective Date of Contract (state conditions to be satisfied) (Cl. 44(a)) Approval by the Buyer's Board of Directors Approval by COSCO SHIPPING HEAVY INDUSTRY CO.,LTD Management Resolution

26.   State number of days within which conditions have to be satisfied (Cl. 44(b))

21 days for the Buyer's Board of Directors

21 days for the COSCO SHIPPING HEAVY INDUSTRY CO.,LTD Management Resolution

or mutually agreed other time frame

27. [Not used]
28. [Not used]
29. [Not used]
30. Interest (state rate of interest) (Cl. 18, Cl. 38(c)(ii)(2)(i), Cl. 39(f) and 39(g)(iv)) SOFR + 3% per annum pro rata

31.   Buyer's Guarantor (state name of bank as appropriate, full style address and contact details ((Cl. 14(a))

Name: BW Group Limited

Address: Mapletree Business City, #18-01, 10 Pasir Panjang Road, Singapore 117438

Country: Singapore

Phone:

E-mail:

32.   Builder’s Guarantor (state name of bank as appropriate, full style address and contact details ((Cl. 14(b), Cl. 27(d)(iv)(3))

Name: to be provided by one of the banks listed on clause 27 d (iv) (3)

Address:

Country:

Phone:

E-mail:

This Contract consists of Part I including additional clauses, if any agreed and stated in Box 34, and Part II as well as any Annexes agreed and attached hereto and shall be performed subject to the conditions contained herein. In the event of a conflict of conditions the provisions of Part I shall prevail over those of Part II to the extent of such conflict, but no further.

The Specification, Maker’s List, Plans, and/or Drawings hereafter approved by the Buyer shall form part of this Contract, but in the event of conflict between the provisions of this Contract and the Specification, Maker’s List, Plans and/or drawings, the provisions of this Contract shall prevail. In the event of inconsistency between the Specification, and Maker’s List, on the one hand and the Plans and/or Drawings on the other, the Specifications/Maker’s List shall prevail. In the case of inconsistency between any of the Plans and/or Drawings, the later in date shall prevail.

Signature (Builder)	Signature (Buyer)

/s/ Li Rong	/s/ Mikkel Gleerup

Name:	Li Rong	Name:	Mikkel Gleerup
Capacity:	General Manager, COSCO SHIPPING (Qidong) Offshore Co., Ltd Acting on behalf of COSCO SHIPPING (Qidong) Offshore Co., Ltd	Capacity:	Chief Executive Officer, Cadeler A/S Acting on behalf of Cadeler A/S

PART II

DEFINITIONS

In this Contract:

“Banking Day” means a day on which banks are open in the places stated in Box 2 and Box 3 and, where a remittance is in US dollars, in New York.

“Builder” means the company or companies stated in Box 2, organized and existing under the laws of the country or countries stated in Box 2 having their principal office at the address stated in Box 2 and including their personnel. If more than one company is stated in Box 2 then they shall be jointly and severally liable.

“Buyer” means the company or companies stated in Box 3, organized and existing under the laws of the country or countries stated in Box 3 having their principal office at the address stated in Box 3 and including their personnel.

“Buyer’s Representative” means the named representative of the Buyer who may be present at the Shipyard throughout the construction of the Vessel.

“Buyer’s Supplies” means all of the items to be provided by the Buyer in accordance with the Specification at its own risk, cost and expense.

"Charterer" means any party with whom the Buyer has entered into a charterparty for the chartering of the Vessel after delivery.

"Charterer's Representative" means the named representative of the Charterer who may be present at the Shipyard throughout the construction of the Vessel as an observer.

“Classification Society” means the classification society stated in Box 8.

“Contract Price” means the amount stated in Box 9 as may be adjusted in accordance with the terms of this Contract.

“Contract” means this Contract consisting of Part I including additional clauses, if any agreed, and Part II as well as any Annexes (including the Specification and Maker’s List) and Plans and Drawings attached hereto.

“Contractual Date of Delivery” means the contractual date of delivery stated in Box 10.

“Defects” means any deficiencies or defects in the design, construction, material and/or workmanship on the part of the Builder or its sub-contractors.

“Delivery Date” means the Contractual Date of Delivery as may be adjusted in accordance with the terms of this Contract.

"Elevated Variable Load Capacity" means the Vessel’s capacity to load cargo, equipment, ballast and consumables in elevated condition necessary to support the operations and which do not form part of the fixed lightweight of the Vessel.

“Final Instalment” means the last instalment amounting as stated in Box 11 and plus any increase or minus any decrease due to adjustments of the Contract Price under and pursuant to the provisions of this Contract, and being due and payable upon delivery of the Vessel in accordance with Clause 15 (Payments).

“Flag State” means the State of the flag which the Vessel will fly when registered, as stated in Box 7.

“Instalments” means the amounts payable in accordance with Box 11.

“In writing” means any method of legible communication.

“Maker’s List” means the list of suppliers for equipment, machinery and services approved by the Parties and stated in Annex C.

“Parties” means the Builder and the Buyer.

“Party” means the Builder or the Buyer, as the case may be.

“Permissible Delays” means delays to the construction and/or delivery of the Vessel and which entitle the Builder to extend the Delivery Date in accordance with Clause 34 (Permissible Delays).

“Personnel” means the employees, agents, servants, suppliers and independent contractors engaged by either Party in order to perform work or duties under this Contract for which that Party is responsible.

“Plans and Drawings” means the plans and drawings attached hereto or listed and/or described in the Specification.

"Refund Guarantees" means the guarantees to secure the Builder’s obligation to refund the Buyer’s pre-delivery Instalments as referred to in Clause 14(b) (Builder's Refund Guarantees).

“Regulatory Authorities” means the regulatory authorities whose rules and regulations must be complied with in the construction and delivery of the Vessel. Such bodies shall include the Flag State together with the other bodies listed in the Specification.

“Shipyard” means the place or places stated in Box 5 where the Vessel will be assembled and/or constructed.

"SOFR" means for each calendar month the 30-day average secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate) and reported, on the date two (2) Business Days prior to the first Business Day of such month. If SOFR is less than zero, SOFR shall be deemed to be zero.

“Specification” means the technical details contained in Annex B.

“Sub-contractor” means any person (not being a servant or employee of the Builder) or company with whom the Builder has entered into a contract for the design, construction, manufacture or supply of any item, equipment, work or service for the Vessel.

“Vessel” means the vessel described in Box 4 (including its machinery, equipment and appurtenances described in the Specification) with hull number as per Box 6, which shall be built in accordance with this Contract.

INTERPRETATION

Singular/Plural

In this Contract the singular includes the plural and vice versa as the context admits or requires.

Headings

The index and headings to the clauses and Annexes to this Contract are for convenience only and will not affect its construction or interpretation.

Jointly and severally

All covenants, agreements, undertakings, indemnities, representations and warranties by more than one person are entered into, given or made by such persons jointly and severally.

SECTION 1 – VESSEL

1.	Builder’s and Buyer’s obligations

It is mutually agreed between the Builder and the Buyer that:

a)	the Builder shall design, construct, test and survey, launch, equip, complete, sell and deliver the Vessel to the Buyer all in accordance with good international shipbuilding and marine engineering practice; and

b)	the Buyer shall purchase, take delivery of and pay for the Vessel.

2.	Description

(a)	The Vessel shall be constructed at the Shipyard (except that parts of the Vessel may be built at any subcontractor’s facility in accordance with Cl. 19 at the sites set out in the subcontractor site list set out in the Specifications (or as informed by Builder in reasonable time before production start in order for the Buyer to be able to inspect construction)), and shall have the Builder’s Hull Number stated in Box 6.

(b)	The Vessel shall have the dimensions and characteristics as stated in Box 4 and the Specification. These shall be defined, measured and calculated in accordance with the Specification or, if omitted from the Specification, in accordance with the following:

(i)	Speed - The Vessel’s average speed on a sea trial undertaken in both directions over a measured distance of one (1) nautical mile, with clean hull, in weather with wind speed and sea state not exceeding Beaufort Wind Force Scale 3 and Douglas Sea State Scale 2 respectively on a draft as stated in Box 4D(i) shall be at least the number of knots stated in Box 4D(ii) at allowed maximum propeller RPM of four (4) sets of stern propulsion system running.

(ii)	Fuel Consumption - The fuel consumption of the main engine on the test bed using fuel of the type and specification stated in Box 4C(vii) shall not exceed the number of grams per kilowatt/hour stated in Box 4C(iv) when the engine develops the number of kilowatts with an effective calorific value of the number of kilocalories per kilogram stated in Box 4C(ii) and Box 4C(vii) respectively.

(iii)	Elevated Lightweight – The Vessel’s Elevated Lightweight shall be the number of metric tons stated in Box 4A(iv) on international summer freeboard, corresponding to a mean draft in saltwater (specific gravity 1.025) as stated in Box 4A(v) (this Elevated Lightweight, excluding legs and spudcans). The specified Elevated Lightweight shall not include fuel, provisions, stores, freshwater, crew and passengers in addition to spare parts not less than the requirements of the Classification Society.

(iv)	Propulsion – The Vessel’s propulsion machinery shall be of the type and with maximum continuous power in kilowatts at the number of revolutions per minute as stated in Box 4C(i), 4C(ii) and 4C(iii).

(v)	The Vessel’s Elevated Variable Load Capacity shall be the number of metric tons stated in Box 4B1.

(vi)	Other matters – The Vessel shall meet the technical requirements stated in Box 4E.

3.	Classification, Rules and Regulations

(a)	The Vessel shall be designed, constructed, surveyed, tested and delivered in compliance with the applicable laws, rules, regulations and requirements of the Classification Society stated in Box 8, and the Regulatory Authorities:

(i)	in force as of the date of this Contract stated in Box 1, or

(ii)	if not in force as of the date of this Contract, which are ratified and promulgated on or before the date of this Contract and which will be compulsory for the Vessel on or before the delivery of the Vessel in accordance with Clause 28 (Delivery).

All such laws, rules, regulations and requirements of the Classification Society and the Regulatory Authorities shall be complied with without qualification (see Clause 26 (Changes in Rules and Regulations)).

(b)	The final decisions of the Classification Society or Regulatory Authorities shall be binding on the Parties as to the Vessel’s compliance with their respective applicable laws, rules, regulations and requirements.

(c)	All costs, fees and charges incidental to and in respect of compliance with the applicable laws, rules, regulations and requirements of the Classification Society or Regulatory Authorities referred to above shall be for the Builder’s cost and expense.

4.	Inventory of Hazardous Materials

The Builder shall provide the Buyer with an Inventory of Hazardous Materials (“IHM”) and an IHM Certificate in accordance with Regulation (EU) No. 1257/2013 of the European Parliament and of the Council of 20 November 2013 on Ship Recycling and the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships.

5.	Protective Coatings

The Vessel’s double-side skin spaces and dedicated seawater ballast tanks shall be coated in accordance with the Specification. In any event the minimum coating standard shall be in accordance with the requirements of the IMO Performance Standard for Protective Coatings for dedicated seawater ballast tanks in all types of ships or subsequent modifications or replacements applicable in accordance with Clause 3(a) (Classification, Rules and Regulations).

6.	Source of Origin

If so requested by the Buyer, the Builder shall identify the country of origin of all the main components listed in the Maker’s List and Specification.

SECTION 2 – FINANCIAL

7.	Contract Price

The Contract Price shall be the amount stated in Box 9(a) as may be adjusted in accordance with the terms of this Contract, and shall not be subject to any increase save as otherwise specifically agreed in writing between the Parties.

The Contract Price and any other payments to be made to the Builder pursuant to this Contract shall be paid in the currencies stated in Box 9(b) and in accordance with the payment terms stated in Box 11 and Clause 15 (Payments).

The Parties agree that the reductions in the Contract Price described in Clauses 8 to 13 shall not be construed to be penalties and that they represent reasonable and genuine pre-estimates of the losses which the Buyer would incur in case of the deficiencies or delays to which such reductions relate.

8.	Speed Deficiency

If the speed of the Vessel as stated in Box 4D(ii) is not achieved in the manner stated in the Specification or Clause 2(b)(i) the following shall apply:

(a)	There shall be no adjustment of the Contract Price except to the extent provided in Sub-clause 8(b).

(b)	If the reduction in speed is greater than 5/10ths of a knot, the Contract Price shall be reduced by the amount stated in Box 13(i) for each whole 1/10th of a knot reduction in speed in excess of 5/10ths of a knot as liquidated damages up to the maximum amount stated in Box 13(ii).

(c)	If the reduction in speed would entitle the Buyer to a reduction in the Contract Price greater than the maximum amount stated in Box 13(ii), the Buyer shall have the option to either terminate this Contract in accordance with Clause 39(a)(iv) (Suspension and Termination), or to accept the Vessel at a reduction in the Contract Price in the amount of [REDACTED].

9.	Excessive Fuel Consumption

If the fuel consumption of any of the Vessel’s six main engines on the test bed using the fuel specified in Box 4C(vii) exceeds the figure stated in Box 4C(iv) the following shall apply:

(a)	There shall be no adjustment of the Contract Price except to the extent provided in Sub-clause 9(b).

(b)	If the excess fuel consumption for any engine is greater than the specified fuel consumption (including the tolerance set out in the Specifications) the Contract Price shall be reduced by the amount stated in Box 14(i) for each whole percentage for each engine as liquidated damages up to a maximum amount as stated in Box 14(ii).

If the excess fuel consumption would entitle the Buyer to a reduction in the Contract Price greater than the maximum amount stated in Box 14(ii) (or more than [REDACTED] for one engine), the Buyer shall have the option to (i) accept the main engine(s) at a reduction in the Contract Price corresponding to the maximum amount stated in Box 14(ii), or (ii) reject the main engine(s) and require the Builder to rectify the deficiency and repeat the trial or replace the main engine(s) with one(s) that conforms to the requirements of the Contract, before the date on which sea trials are to be conducted. The time taken to rectify the deficiency and repeat the trial or replace the main engine(s) shall not be a Permissible Delay - the Buyer shall have the right to terminate the Contract for delay if/when the conditions in Clause 39(a)(iii) are fulfilled. The Buyer has the right to reject the main engine(s) as long as the excess fuel consumption would entitle the Buyer to a reduction in the Contract Price greater than the maximum amount stated in Box 14(ii) (or more than [REDACTED] for one engine).

10.	Elevated Variable Load Capacity Deficiency

If the Elevated Variable Load Capacity of the Vessel determined in accordance with the Specification is less than the Elevated Variable Load Capacity stated in Box 4B1(i) the following shall apply:

(a)	There shall be no adjustment of the Contract Price except to the extent provided in Sub-clause 10(b).

(b)	If the reduction in Elevated Variable Load Capacity is greater than the number of metric tonnes stated in Box 15(i) then for each 5 whole metric tonnes in excess of the figure in Box 15(i) the Contract Price shall be reduced by the amount stated in Box 15(ii) as liquidated damages up to a maximum amount as stated in Box 15(iii).

(c)	If the reduction in Elevated Variable Load Capacity would entitle the Buyer to a reduction in the Contract Price greater than the maximum amount stated in Box 15(iii) the Buyer shall have the option to terminate this Contract in accordance with Clause 39(a)(vi) (Suspension and Termination).

11.	[Not used]

12.	Other Deficiencies

12.1	Jacking Speed

If the jacking speed of the Vessel determined in accordance with the Specification is less than the jacking speed stated in Box 17(a)(i), the following shall apply:

(a)	There shall be no adjustment of the Contract Price except to the extent provided in Sub-clause 12.1(b).

(b)	If the reduction in jacking speed is greater than the deficiency stated in Box 17(a)(ii), then for each whole centimeter per minute in excess of the figure in Box 17(a)(ii) below the jacking speed stated in Box 17(a)(i), the Contract Price shall be reduced by the amount stated in Box 17(a)(iii) as liquidated damages up to a maximum amount as stated in Box 17(a)(iv).

(c)	If the reduction in jacking speed would entitle the Buyer to a reduction in the Contract Price greater than the maximum amount stated in Box 17(a)(iv), the Builder shall be obliged to rectify the deficiency before the delivery of the Vessel. The time taken to rectify the deficiency and repeat/perform any necessary tests/trials shall not be a Permissible Delay - the Buyer shall have the right to terminate the Contract for delay if/when the conditions in Clause 39(a)(iii) are fulfilled. The Buyer may reject the Vessel as long as the reduction in jacking speed would entitle the Buyer to a reduction in the Contract Price greater than the maximum amount stated in Box 17(a)(iv)).

12.2	Lifting capacity of main crane and jacked up

The crane operational performance criteria are defined in the Specifications. If the lifting capacity of the main crane of the Vessel determined in accordance with the Specification is less than the capacity stated in Box 17(b)(i), the Builder shall be obliged to rectify the deficiency to achieve the capacity stated in Box 17(b)(i) before the delivery of the Vessel. The time taken to rectify the deficiency and repeat/perform any necessary tests/trials shall not be a Permissible Delay - the Buyer shall have the right to terminate the Contract for delay if/when the conditions in Clause 39(a)(iii) are fulfilled. The Buyer may reject the Vessel as long as the lifting capacity is less than the capacity stated in Box 17(b)(i).

13.	Late Delivery for non-permissible delays

If delivery takes place more than 30 days after the Delivery Date then for each day thereafter (beginning at one minute past midnight local time at the Shipyard on the 31st day after the Delivery Date) the Contract Price shall be reduced by the amount stated in Box 18 per day as liquidated damages up to a maximum delay of 180 days (comprising a 30 day grace period plus 150 days).

If the delay exceeds 180 days the Buyer shall have the option to terminate this Contract in accordance with Clause 39(a)(iii) (Suspension and Termination).

14.	Guarantees

(a)	Buyer's Instalment Guarantee

To secure the Buyer's obligation to pay the instalments of the Contract Price, the Buyer shall within 5 Banking Days after the effective date of this Contract (see Clause 44 (Effective date of Contract)), deliver to the Builder an irrevocable and unconditional guarantee issued by the bank or party stated in Box 31 substantially in the form and substance set out in Annex A(ii) (Instalment Guarantee), failing which the Builder shall have the option to terminate this Contract in accordance with Clause 39(b)(iv) (Suspension and Termination).

(b)	Builder’s Refund Guarantees

To secure the Builder’s obligation to refund the Buyer’s pre-delivery Instalments pursuant to this Contract the Builder shall, at the same time as submitting its invoice for each Instalment up to but not including the final Instalment in accordance with Clause 15(a) (Payments - Instalments), provide the Buyer with a Refund Guarantee equal to the value of that Instalment plus interest, issued by the bank named in Box 32 substantially in the form and substance set out in Annex A(i) (Refund Guarantee). The Refund Guarantee in respect of the 1st Instalment shall be provided to the Buyer within 45 Banking Days after the effective date of this Contract (see Clause 44 (Effective date of Contract)), failing which the Buyer shall have the option to terminate this Contract in accordance with Clause 39(a)(ix) (Suspension and Termination), unless otherwise agreed by the Parties. The Buyer shall not be obliged to make any Instalment payment (including the 1st Instalment) until 5 Banking Days after the Refund Guarantee in respect of and equal to the value of that Instalment payment plus interest has been electronically received and verified by the Buyer’s nominated bank.

(c)	Guarantee Compliance and Expiry

The Builder shall ensure at its own cost that any guarantee issued on their behalf shall comply with the laws, regulations, constitution and procedures of the guarantor and its country of issue, including but not limited to, its registration with any necessary authorities.

The Builder shall ensure at its own cost that each Refund Guarantee shall remain in force until the Vessel has been delivered to, and accepted by, the Buyer. If the terms of a Refund Guarantee specify an expiry date, such expiry date shall be at least 30 days after the date when the Vessel is expected to be delivered to, and accepted by, the Buyer. If the Vessel has not been delivered to, and accepted by, the Buyer by the date that is 45 days prior to the expiry date, the Builder shall ensure at its own cost that the expiry date of the Refund Guarantee is extended so that the Refund Guarantee remains in force until the Vessel has been delivered to, and accepted by, the Buyer. The new expiry date shall be at least 30 days after the date when the Vessel is expected to be delivered to, and accepted by, the Buyer at the time of the extension. In case such extension of the Refund Guarantee is not provided as stipulated above, the Buyer is entitled to claim up to the full guaranteed amount under the Refund Guarantee and retain such funds as performance security to be repaid (save for any amount claimed under such security while retaining such funds) to the Builder if/when an extension of the Refund Guarantee has been provided by the Builder.

For the avoidance of doubt, there shall be no limit on how many times the Builder shall be obliged to ensure an extension of the Refund Guarantees in accordance with the above. If the Vessel has not been delivered to, and accepted by, the Buyer by the date 45 days prior to the expiry date in a Refund Guarantee (regardless of whether this is the original expiry date or a new (extended) expiry date, the Builder must ensure at its own cost that the Refund Guarantee is extended in accordance with the above.

15.	Payments

(a)	Instalments

The Contract Price shall be paid by the Buyer to the Builder by Instalments, when due and payable in accordance with Box 11 and this Clause, the pre-delivery Instalments being paid as advances and not deposits as follows:

(i)	Unless otherwise stated in Box 11 the first Instalment shall be due and payable by the Buyer five (5) Banking Days after the Refund Guarantee in respect of that Instalment has been provided in accordance with Clause 14(b) (Builder’s Refund Guarantee).

(ii)	The Builder shall give the Buyer an invoice and Refund Guarantee for each Instalment under this Contract, save for the Final Instalment (for which only an invoice but no Refund Guarantee shall be required). With the exception of the first and Final Instalment the Builder shall give the Buyer an invoice to cover the sum due to it not less than ten (10) Banking Days prior to the due date of each Instalment.

(iii)	All Instalments other than the first and Final Instalment shall be payable within five (5) Banking Days of the due date thereof. However, the Buyer shall not be obliged to make any Instalment payment (including the first Instalment) until five (5) Banking Days after the Refund Guarantee in respect of and equal to the value of that Instalment payment plus interest has been electronically received and verified by the Buyer’s nominated bank.

(iv)	The Final Instalment shall be due and payable upon delivery of the Vessel in accordance with Box 11 and Clause 28 (Delivery).

(b)	Payment for Modifications and other items

(i)	The sums due or refundable as a result of modifications and changes, and changes in Rules and Regulations under Clause 24 (Modifications and Changes) and Clause 26 (Changes in Rules and Regulations), shall be added to or deducted from the Final Instalment.

(ii)	All expenses payable in accordance with Clause 27(c)(iii) (Conduct of the Sea Trial) and Clause 22(b) shall be paid together with the Final Instalment.

(iii)	Sums due for other items shall be paid within fifteen (15) Banking Days after receipt by the Buyer of the Builder’s invoice.

(c)	Payment of Liquidated Damages

Any amounts for liquidated damages under Clause 8 (Speed Deficiency), Clause 9 (Excessive Fuel Consumption), Clause 10 (Elevated Variable Load Capacity Deficiency), Clause 12 (Other Deficiencies) and Clause 13 (Late Delivery for non-permissible delays) shall be calculated and determined before delivery and may be deducted from the Final Instalment.

(d)	Payment Procedures

(i)	If the date on which any payment is due in accordance with the provisions of this Contract does not fall on a Banking Day, payment shall be made on the next Banking Day.

(ii)	Payment of sums due in accordance with the provisions of this Contract shall be made, in the case of payments to the Builder, by electronic transfer to the Builder’s account stipulated in Box 12 and, in the case of payments to the Buyer by electronic transfer to such bank as the Buyer by notice to the Builder nominates to receive payments on its behalf.

(iii)	The cost of remitting payments shall be for the account of the payer.

(iv)	Payments by either Party to the other under this Contract, and their receipt, shall not be deemed a waiver of any right or claim either Party may have against the other.

(v)	In the event of late payment of Instalments by the Buyer, the Builder shall have the right to suspend work under this Contract in accordance with Clause 39(c) (Suspension of Work), and the Buyer shall pay to the Builder interest at the rate stated in Box 30 on the outstanding sum from the due date to the date of payment.

16.	Taxes, duties, stamps, dues and fees

(a)	The Builder shall bear and pay all taxes, duties, stamps, dues and fees imposed in the place stated in Box 2 in connection with the execution and/or performance of this Contract, excluding any taxes, duties, stamps, dues and fees imposed in the place stated in Box 2 upon the Buyer’s Supplies which shall be for the Buyer’s cost and expense.

(b)	The Buyer shall bear and pay all taxes, duties, stamps, dues and fees imposed outside the place stated in Box 2 in connection with the execution and/or performance of this Contract, except for taxes, duties, stamps, dues and fees imposed upon those items and services procured by the Builder for construction of the Vessel.

(c)	If either Party pays any taxes, duties, stamps, dues and fees for which the other Party is responsible under this Clause, the other Party shall reimburse the paying Party within fifteen (15) Banking Days of receipt of notice to that effect, together with evidence of the amount paid.

17.	Right to set-off

The Buyer shall not have the right to retain or set-off any amount against any payment due to the Builder under this Contract except in relation to the Final Instalment as specifically provided in this Contract (see Clause 15 (Payments) and Clause 30 (Final Instalment)).

18.	Interest

If either Party fails to pay any sum due in accordance with the terms of this Contract, the other Party shall have the right to charge interest from the due date at the rate stated in Box 30 on such outstanding sums (see also Clause 39 (Suspension and Termination)).

SECTION 3 – PRODUCTION

19.	Sub-contracting

The Builder shall employ the sub-contractors as set out in the Specification or Maker’s List. Except for minor work that is not covered by the Maker's List and has a value of less than USD 500,000, the Builder shall not employ other sub-contractors without the Buyer’s prior written approval, which shall not be unreasonably withheld.

Notwithstanding any sub-contracting, the Builder shall remain fully responsible for the due performance of such work as if undertaken by the Builder at the Shipyard.

20.	Approvals

The times and numbers specified in this Clause shall apply unless otherwise stated in the Specification.

(a)	As soon as possible and not later than sixty (60) running days after the effective date of the Contract (see Clause 44 (Effective date of Contract)) the Builder shall provide the Buyer with proposed detailed building and testing schedules. The Buyer shall comment on the schedules as soon as possible and at the latest within eighteen (18) running days after receipt of the proposals, except that such deadline shall be reasonably extended if requested by the Buyer where such request is due to the amount or complexity of material received for approval. The Builder shall thereafter prepare and issue in writing amended building and testing schedules incorporating the Buyer’s comments within fourteen (14) running days thereafter.

(b)	The Builder shall despatch to the Buyer a total of three (3) full sets of the Plans and Drawings for the Buyer’s approval and shall also submit such other technical information as the Buyer may reasonably require, not less than thirty (30) running days before any construction works commence. The Builder shall give notice to the Buyer advising the date of despatch of the Plans and Drawings and the Buyer shall give notice to the Builder confirming receipt thereof. The Buyer shall within eighteen (18) running days of receipt send to the Builder one (1) set of the Plans and Drawings with the Buyer’s approval or approval with comments, amendments or reservations except that such deadline shall be reasonably extended if requested by the Buyer where such request is due to the amount or complexity of material received for approval.

In the event that the Buyer needs additional time to consider the Plans and Drawings submitted pursuant to this Clause, it shall request the same in writing of the Builder whose agreement shall not be unreasonably withheld. In the event that the Buyer’s comments, amendments or reservations are unclear, unspecified or illegible, the Builder may give notice requesting clarification. If the Buyer fails to respond to the request to provide clarification within five (5) running days of receipt of the Builder’s notice, the Builder shall determine whether and to what extent it can adopt the comments, amendments or reservations.

If requested by the Buyer in writing, the Plans and Drawings shall also be sent in an agreed electronic format.

(c)	The Builder shall take due note of the Buyer’s comments, amendments or reservations (if any) on Plans and Drawings submitted pursuant to this Clause and, if such comments, amendments or reservations are not of such a nature or extent as to constitute a modification or change of the Specification within the meaning of Clause 24 (Modifications and Changes), then the Builder shall commence or continue construction of the Vessel in accordance with the corrected or amended Plans and Drawings.

(d)	If the Builder considers the comments, amendments or reservations to the Plans and Drawings are of a nature or extent that constitutes a modification or change under Clause 24 (Modifications and Changes), the Builder shall notify the Buyer accordingly and proceed in accordance with Clause 24 (Modifications and Changes). If the Buyer disagrees the matter shall be resolved in accordance with Clause 24(e).

(e)	In the event that the Buyer fails to return any Plans and Drawings to the Builder with approval or approval with comments, amendments or reservations, if any, within the time limit stated above, such Plans and Drawings shall be deemed to have been approved by the Buyer.

(f)	The Buyer’s approval or deemed approval of any Plans and Drawings shall not affect the obligations of the Builder to design, construct and deliver, or the obligations of the Buyer to take delivery of, and pay for, the Vessel in accordance with the other provisions of this Contract; nor shall it diminish the Builder’s responsibility in respect of its obligations under this Contract nor shall it constitute any acceptance by the Buyer of any responsibility for any defect in the Vessel.

(g)	The Builder shall give the Buyer, as soon as practicable, copies of all relevant correspondence relating to the Vessel to and from the Classification Society and the Regulatory Authorities, together with all plans approved by the Classification Society.

21.	Buyer’s Supplies

(a)	Buyer

(i)	The Buyer shall, at its own risk, cost and expense, supply and deliver to the Builder all of the Buyer’s Supplies. Such items shall be delivered at a warehouse or other storage facility at the Shipyard or as otherwise directed by the Builder in a proper condition ready for installation by the Builder or Sub-contractor in or on the Vessel (hereinafter “Installation”), in accordance with the building and testing schedules in Clause 20(a) (Approvals) or as may reasonably be required by the Builder.

(ii)	To assist Installation, the Buyer shall provide the Builder with the necessary documentation including specifications, plans, drawings, instruction books, manuals, test reports and certificates required to comply with all applicable rules and regulations. If so requested by the Builder, the Buyer shall, if reasonably possible and at no cost to the Builder, arrange for the representatives of the manufacturers of the Buyer’s Supplies to assist the Builder in Installation and/or to carry out the Installation of the Buyer’s Supplies by themselves or to make necessary adjustments at the Shipyard in accordance with the manufacturer’s instructions, including commissioning.

(iii)	The Builder may reject any and all of the Buyer’s Supplies when and if found on reasonable grounds to be unsuitable or in improper condition for Installation or not in compliance with the Classification Society or Regulatory Authorities’ requirements.

(iv)	If delay in delivery of any of the Buyer’s Supplies in accordance with Sub-clause (a)(i) exceeds thirty (30) days and will cause actual delay to the delivery of the Vessel, the Builder shall have the right to proceed with the construction of the Vessel without Installation of the delayed items. The Buyer shall accept and take delivery of the Vessel so constructed.

(b)	Builder

(i)	The Builder shall safely store and handle the Buyer’s Supplies after delivery thereof at a warehouse or other storage facility at the Shipyard or elsewhere as determined by the Builder and shall, at its own cost, expense and responsibility, install them in or on the Vessel in accordance with the Specification, provided that the Builder shall not be responsible for the quality, efficiency and/or performance of any of the Buyer’s Supplies.

(ii)	The Buyer’s Supplies shall be at all times the property of the Buyer but shall be at the Builder’s risk from the time of their delivery to the Shipyard until the time of their redelivery to the Buyer whether or not as part of the Vessel.

22.	Buyer’s Representative, Assistants, Charterer's Representative, Officers and Crew

(a)	The Buyer may, at its own cost and expense, have one representative present at the Shipyard throughout the construction together with a reasonable number of assistants and, as appropriate, officers and crew. The Charterer may also, at the Buyer's cost and expense, have one representative present at the Shipyard throughout the construction together with a reasonable number of assistants acting only as observers. The Buyer shall notify the Builder in advance in writing of:

(i)	the names of the Buyer’s Representative, the Charterer's Representative, assistants and, as appropriate, officers and crew; and

(ii)	the scope of the Buyer’s Representative’s authority which, in particular, shall include the extent to which the Buyer’s Representative has authority to approve plans, drawings and calculations, agree modifications and invoices and attendance at and approval of tests, trials and inspections relating to the Vessel at the Shipyard and/or premises of Sub-contractors; and

(iii)	any other information reasonably required by the Builder to facilitate access to the Shipyard and/or premises of Sub-contractors.

(b)	The Builder shall, at its own cost and expense, provide the Buyer’s Representative and assistants with reasonable office accommodation and facilities (including communication equipment, such as telephone, fax and appropriate internet access, and printers or a connection to the Builder’s printers) as the Buyer may reasonably require. The Buyer shall bear the costs of all communication expenses arising from the use by the Buyer’s Representative and assistants of the communications equipment provided by the Builder. Such expenses shall be payable by the Buyer on receipt of an invoice from the Builder in accordance with Clause 15(b) (Payments – Payment for Modifications and other items).

(c)	The Builder shall have the right to request the Buyer to replace the Buyer’s Representative or any assistants but only if the Builder shows that they are carrying out their duties in an unreasonable manner detrimental to the proper progress of the construction of the Vessel, in which case the Buyer shall make proper replacement as soon as possible.

(d)	The Buyer’s Representative shall have the right to communicate directly with the Classification Society, provided such communication does not unreasonably interfere with the Builder’s communication with the Classification Society and the Buyer’s Representative shall give the Builder, as soon as practicable, copies of all relevant correspondence relating to the Vessel to and from the Classification Society.

(e)	The Builder shall render reasonable assistance to the Buyer in helping to provide suitable accommodation, obtain necessary visas, residence and work permits and any other administrative assistance as the case may be for the Buyer’s Representative, assistants and, as appropriate, officers and crew.

22A.      Monthly Progress Reports

(a)	The Builder shall provide to the Buyer’s Representative detailed monthly progress reports (“Progress Reports”) showing the progress made with equipment procurement and the design and construction of the Vessel. Each Progress Report shall also clearly describe any slippage in progress; any event(s) that may cause delay (whether alleged to be Permissible Delays or otherwise) in the punctual delivery of the Vessel; the estimated period(s) of delay attributable to such event(s); the Builder’s proposals on avoiding and/or mitigating the effects of such event(s) on the punctual delivery of the Vessel. The Buyer may send copies of the Progress Reports to the Charterer. The Buyer may request that the Progress Reports are expanded to include more information than stated above if the Buyer considers this relevant, for example, if this is requested by the Charterer.

23.	Inspections, Tests and Trials

(a)	To enable the Buyer’s Representative and assistants to carry out their duties and inspect the work being done, the Buyer’s Representative and/or assistants shall have the right to inspect the Vessel throughout the period of the construction of the Vessel and until its delivery and acceptance. The Charterer's Representative and/or assistants shall also have the right to inspect the Vessel throughout the period of the construction of the Vessel and until its delivery and acceptance.

(b)	The Buyer’s Representative and/or assistants as well as the Charterer's Representative and/or assistants shall have the right to attend all tests, trials and inspections, including those supervised by the Classification Society and Regulatory Authorities, on any parts of the Vessel whether or not installed. The Builder shall give the Buyer reasonable notice in advance of all such tests, trials and inspections to enable the Buyer’s Representative and/or assistants and the Charterer's Representative and/or assistants to attend. If the Buyer’s Representative and/or assistants becomes aware of non-conformity of any aspect of the design, construction, material or workmanship arising out of such tests, trials and inspections he/they shall notify the Builder as soon as possible. Whether or not the Buyer’s Representative and/or assistants have been present, the Builder shall promptly deliver to the Buyer or the Buyer’s Representative a copy of the results of all tests, trials and inspections.

(c)	For tests, trials and inspections outside the Shipyard, sufficient advance written notice shall be given to allow for the Buyer’s Representative and/or assistants to arrange transportation. This advance notice should not be less than five (5) days for tests, trials or inspections that require more than 4 hours’ travel by car/rail or that require air travel for attendance.

(d)	The Builder shall, at any time during working hours or at any other time when work is being performed, provide the Buyer’s Representative and/or assistants as well as the Charterer's Representative and/or assistants with unimpeded access to the Shipyard, Vessel, workshops, and anywhere else where work on or storage of items connected with the construction of the Vessel is being performed. The Builder shall ensure similar access to sub-contractor’s premises during working hours or at any other time when work is being performed.

(e)	Neither the Buyer’s Representative’s the Charterer's Representative and/or assistants’ inspection and/or attendance at any inspection, test or trial, nor the Buyer’s Representative’s, the Charterer's Representative's and/or assistants’ failure to notify the Builder of any non-conformity shall relieve the Builder from its obligations under this Contract or be deemed to be or construed as a waiver of any objection to, or any acceptance of, faulty design, construction, material and/or workmanship, or any admission that any materials or workmanship are of the standard required for due performance of this Contract.

24.	Modifications and Changes

(a)	The Buyer shall have the right at any time to request reasonable modifications or changes in the Specification and/or Plans and Drawings. The Buyer shall request such modifications and/or changes in writing, giving sufficient particulars, documentation and details fully to describe the modifications and/or changes requested.

(b)	The Builder shall as soon as possible after receipt of the written request for modifications or changes, give the Buyer a written proposal of the consequences of implementing such modifications and/or changes. These consequences may include changes in the Contract Price, Delivery Date, capacity, draft, speed, fuel consumption, or any other provisions of this Contract. If in the Builder’s reasonable judgement, such modifications and/or changes will adversely affect the Builder’s planning or programme in relation to the Builder’s other commitments, the Builder shall notify the Buyer that it declines to give such a proposal for the requested modifications and/or changes or part thereof.

(c)	The Builder shall use reasonable efforts to minimize the extra costs, delay or other negative impact on the Vessel’s capacity, performance or other factors caused by the Buyer’s request. The Builder’s proposal shall be reasonable for such work.

(d)	On the basis of the Builder’s proposal the Buyer may elect in writing to agree to the necessary amendments to this Contract, in which case the Builder shall build the Vessel in accordance with this Contract so amended.

(e)	If the Buyer does not accept the Builder’s notice as provided in Clause 20(d) (Approvals) or if in the Buyer’s opinion the Builder’s proposal for modifications and/or changes under this Clause is unreasonable, the Buyer may, by giving notice to the Builder, order the Builder to proceed with the requested modifications and/or changes but the consequences of implementing such modifications and/or changes shall be decided in accordance with Clause 42 (Dispute Resolution).

(f)	If the Buyer elects not to continue with the request for modifications and/or changes, the Buyer shall notify the Builder accordingly.

(g)	If the Buyer does not respond within seven (7) running days after receipt of the Builder’s notice in Sub-clause (b), the Buyer shall be deemed to have withdrawn the request for modifications and/or changes.

25.	Builder’s Modifications and Substitution of Materials

The Builder shall have the right to make minor modifications and/or changes to the Specification and/or plans if so required by virtue of changes to the Builder’s local conditions or facilities, the availability of materials and equipment, the introduction of improved methods or for any other reason of a similar nature provided that the Builder shall first obtain the Buyer’s written approval, which shall not be unreasonably withheld or delayed.

Such modifications and/or changes shall satisfy the requirements of the Classification Society and the Regulatory Authorities and shall not relieve the Builder from its obligation to otherwise deliver the Vessel in accordance with this Contract. Any savings obtained shall be credited to the Buyer and the Buyer shall not be obliged to pay any extra for, or suffer any delay in delivery or other adverse consequences of, such modifications and/or changes.

26.	Changes in Rules and Regulations

If, after the date of Contract, there are any changes in applicable laws, rules, regulations or requirements (or their application) of the Classification Society or Regulatory Authorities, the following shall apply:

(a)	Upon receipt of notice of such changes either Party shall promptly notify the other Party thereof.

(b)	If such changes will be compulsory for the Vessel at the time of delivery, the Builder shall, unless the Buyer at its sole discretion seeks and obtains a waiver from the Classification Society or Regulatory Authorities (as appropriate), incorporate such modifications and/or changes into the construction of the Vessel. The Parties shall endeavour to agree on such adjustments to the Contract Price, Delivery Date or other Contract terms as are a direct consequence of the change in applicable laws, rules, regulations or requirements. If the Parties fail to agree on the adjustments, the Builder shall proceed with the required changes and the matter shall be decided in accordance with Clause 42 (Dispute Resolution).

(c)	If such changes are not compulsory but the Buyer requires the changes to be incorporated, Clause 24 (Modifications and Changes) shall apply.

27.	Sea Trials

The times and numbers specified in this Clause shall apply unless otherwise stated in the Specification.

(a)	Notice

The Buyer’s Representative, together with a suitable number of assistants, officers and crew, as well as the Charterer's Representative together with a suitable number of assistants, shall have the right to be present at sea trials. The Builder shall give the Buyer at least fourteen (14) running days notice of the time and place and expected duration of sea trials and the Buyer shall promptly acknowledge receipt of such notice.

If neither the Buyer’s Representative nor any authorized assistants attend the sea trials for any reason after such notice to the Buyer, such absence shall be deemed to be a waiver by the Buyer of its right to be present. The Builder may then conduct the sea trials without the Buyer’s Representative being on board, provided that a representative of the Classification Society and Regulatory Authorities is present. In such circumstances, the results and conditions of the sea trials shall be as confirmed in writing by the Classification Society and/or Regulatory Authorities.

(b)	Weather Conditions

The sea trials shall be conducted in weather conditions as described in this Contract and/or Specification. If the sea trials are interrupted or prevented by weather conditions in excess of the stated conditions, any resulting delay in delivery of the Vessel shall be deemed a Permissible Delay in accordance with Clause 34 (Permissible Delays). In such an event, the sea trials shall be discontinued or postponed until the first favourable day thereafter when weather conditions permit.

(c)	Conduct of the Sea Trials

(i)	The sea trials shall be conducted in the presence of representatives from the Classification Society and Regulatory Authorities and in the manner described in this Contract. The sea trials shall be of sufficient scope and duration to enable the Parties to verify and establish that the Vessel conforms in all respects with the performance requirements of this Contract. The Builder shall have the right to repeat any sea trials, subject to appropriate notice to the Buyer.

(ii)	The Builder shall provide sufficient crew necessary for the safe navigation of the Vessel.

(iii)	All expenses in connection with the sea trials, including the provision of bunkers, lubricating oil, grease, fresh water and stores needed to undertake the sea trials shall be for the Builder’s cost and expense. Together with the Final Instalment, the Buyer shall reimburse the Builder at cost price for any quantities of bunkers and unbroached lubricating oil, grease, fresh water and stores remaining on board at delivery.

(d)	Method of Acceptance or Rejection

(i)	Upon completion of the sea trials the Builder shall give the Buyer the results of the sea trials in writing. If the Builder considers that the results thereof demonstrate that the Vessel conforms fully to the requirements of this Contract, the Builder shall give the Buyer notice of when delivery will take place. Such notice shall state where and when the Vessel will be ready for delivery, which will be at least fifteen (15) running days after the notice is given. Within five (5) running days after receipt of this notice and the trial results, the Buyer shall notify the Builder in writing of its acceptance for delivery or rejection of the Vessel.

(ii)	If the results of the sea trials demonstrate that the Vessel or any part or equipment thereof does not fully conform to the requirements of this Contract, or if the Buyer rejects the Vessel for other reasons which the Builder accepts as valid, the Builder shall take all necessary steps to rectify such non-conformity. If necessary the Builder shall for its own cost and expense carry out a further sea trial in accordance with this Clause to ascertain that the Vessel complies with the terms of this Contract. Upon demonstration by the Builder that the deficiencies have been corrected, the procedure set out in this Sub-clause (d) shall apply.

(iii)	If the Buyer gives notice of rejection under (i) above or rejects the Vessel under (ii) above, the Buyer shall state in which respect the Vessel does not conform to the requirements of this Contract (hereinafter “Delivery Defects”).

(iv)	If the Delivery Defects are of minor importance and do not affect Class (conditions or recommendations imposed by the Classification Society will for example not be accepted), or the approval of the Vessel by the Regulatory Authorities, or the operation of the Vessel in its intended trade, and the Builder can show that estimated cost to remedy the Delivery Defects is less than EUR 50,000 for each of the Delivery Defects individually and EUR 1,000,000 for all the Delivery Defects in total and aggregate (based on what it would cost to remedy the Delivery Defects in Europe by a reputable independent shipyard/supplier), but the Builder is unable to rectify the matter within a reasonable time and in any event before the accrual of the Buyer’s right to terminate in accordance with Clause 39 (Suspension and Termination), the Builder may nevertheless require the Buyer to take delivery of the Vessel, on condition that the Builder first:

(1) undertakes to remedy the Delivery Defects for its own cost and expense as soon as possible; and

(2) accepts that if the Delivery Defects are not remedied as soon as possible, the Buyer may have such Delivery Defect remedied by someone else at the cost of the Builder; and

(3) provides the Buyer with a guarantee issued by the bank named in Box 32 (or if Box 32 is not filled in, a bank guarantee from a first-class bank acceptable to the Buyer) substantially in the form and substance set out in Annex A(iv) for a sum which the Buyer reasonably requests to cover (1) and (2) above, failing agreement such sum to be resolved in accordance with Clause 42 (Dispute Resolution);

whereupon the Buyer shall accept delivery of the Vessel.

For the purpose of Clause 27(d)(iv)(3) above, the Buyer confirms that unless their credit rating is reduced prior to the issuance of the bank guarantee (compared to their credit rating at the time of signing this Contract), the Buyer finds the following banks acceptable:

1)            The export & import bank of China

2)            Agricultural bank of China

3)            China Merchant Bank

4)             Bank of China;

(v)	If the Builder disputes the rejection of the Vessel by the Buyer, the dispute shall be resolved in accordance with Clause 42 (Dispute Resolution).

SECTION 4 – DELIVERY

28.	Delivery

Subject to Clause 27(d) (Sea Trials – Method of Acceptance or Rejection) the Vessel shall be delivered to the Buyer in full and complete compliance with the Contract on the Delivery Date. Delivery shall be made at the Shipyard or (if agreed by the Buyer in writing) at a safe place in the immediate vicinity thereof in a clean and orderly condition, ready for service in accordance with the Contract (i.e. excluding matters outside the scope of Builder's obligations), upon:

(a)	exchange and acceptance by the Parties hereto of a Protocol of Delivery and Acceptance signed by each Party acknowledging delivery of the Vessel by the Builder and acceptance thereof by the Buyer; and

(b)	the provision by the Builder of the other documents listed in Clause 29 (Documents on delivery); and

(c)	payment by the Buyer of the Final Instalment in accordance with Clause 30 (Final Instalment).

The Builder shall notify the Buyer of when delivery will take place and such notice shall state where and when the Vessel will be ready for delivery, which will be at least fifteen (15) running days after the notice is given.

29.	Documents on Delivery

Upon exchange of the Protocols of Delivery and Acceptance the Builder shall provide at no cost to the Buyer the following additional documents:

(a)	Protocol of Trials made pursuant to the Specification.

(b)	Protocol of Inventory and Equipment of the Vessel, including spare parts, as detailed in the Specification.

(c)	Protocol of Surplus Consumable Stores which are payable by the Buyer to the Builder.

(d)	Plans and Drawings pertaining to the Vessel together with all necessary instruction manuals, as detailed in the Specification.

(e)	All certificates including the documents required to be furnished on delivery pursuant to this Contract. All certificates shall be issued without qualification. If, however, the Classification certificate and/or other required certificates are not available at the time of delivery, the Buyer shall accept interim certificates provided that the Builder, at its cost and expense, provides the Buyer with final certificates as promptly as possible. The Builder warrants that:

(i)	such interim certificates shall enable the Vessel to be registered and trade and operate without restriction; and

(ii)	final certificates shall be provided as above.

If the Builder fails to perform (i) and/or (ii) above, the Builder shall compensate the Buyer for any loss incurred as a consequence thereof, including loss of time.

(f)	Declaration of Warranty by the Builder that the Vessel is free and clear of any liens, claims, charges, mortgages and other encumbrances.

(g)	Builder’s Certificate duly notarized and legalized/apostilled. The notary public must confirm the date of signatures, the identity of the signatories and their authority to act on behalf of the Builder.

(h)	Certificate of Non-Registration from the Builder's national register duly apostilled/legalized. If it is not possible to obtain a Certificate of Non-Registration from the Builder's national ship register because the register does not issue such certificates, then a Certificate of Non-Registration from the Builder duly notarized and legalized/apostilled must be provided together with a legal opinion in English from a Chinese law firm which confirms that it is not possible to obtain a Certificate of Non-Registration from the Builder's national ship register and that the Vessel is not registered with any ship registration authority in China. The Chinese law firm and the wording of the legal opinion must be acceptable to the Buyer and the Flag State

(i)	Power of Attorney of Builder (if any documents are signed under Power of Attorney) duly notarized and apostilled/legalized. The notary public must confirm the date of signatures, the identity of the signatories and their authority to act on behalf of the Builder.

(j)	Commercial invoices covering Final Instalment and modifications as well as bunkers, lubricating oil and grease.

(k)	Bill of Sale or other document that certifies that the title of the Vessel passes to the Buyer.

(l)	Inventory of Hazardous Materials ("IHM") and IHM Certificate (as referred to in Clause 4 (Inventory of Hazardous Materials)).

(m)	Declaration of Warranty by the Builder that the Vessel is free and clear of any liens, claims, charges, mortgages and other encumbrances upon the Buyer's title thereto and that the Vessel is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by any governmental authorities, as well as of liabilities whatsoever of the Builder to his Subcontractors, employees and crew and of all liabilities arising from the operation of the ship during test runs and trials or otherwise prior to delivery.

(n)	Warranty Guarantee issued by the party named in Box 32 (or if Box 32 is not filled in, a bank guarantee from a first class international bank acceptable to the Buyer) substantially in the form and substance set out in Annex A(iii) for 5 % of the Contract Price, as security for the Builder’s obligations under Clause 35.

(o)	Any other documents reasonably required by the Buyer.

The Buyer may require the Builder by giving reasonable notice, prior to delivery, to arrange for any documents listed above to be duly notarized and, if required, apostilled or legalized.

30.	Final Instalment

(a)	The Final Instalment shall be adjusted in accordance with this Contract and notified by the Builder to the Buyer not later than seven (7) Banking Days prior to the notified date of delivery (see Clause 27(d) (Sea Trials – Method of Acceptance or Rejection)). For the avoidance of doubt, the Final Instalment shall be due and payable upon delivery of the Vessel in accordance with Box 11 and Clause 28 (Delivery).

(b)	If the Buyer does not agree the amount of the Final Instalment as adjusted and notified by the Builder, the Buyer shall notify the Builder within five (5) running days. Thereafter the Buyer may by paying the entire amount demanded by the Builder require the Builder to provide a bank guarantee or other security satisfactory to the Buyer for the disputed amount. The Builder cannot in such case refuse to deliver the Vessel. If the Builder does not wish to issue security for the disputed part of the claim, the Buyer is entitled to take delivery of the Vessel against payment of the undisputed amount and provide a bank guarantee or other security satisfactory to the Builder for the disputed part of the claim. Security which has been issued by a party pursuant to this sub-clause terminates automatically unless the other party has brought legal action pursuant to Clause 42 (Dispute Resolution) within 3 months from date of issue of the security. The costs of security shall be shared proportionately between the parties according to the final outcome of the dispute.

31.	Title and Risk

Title and risk of loss of or damage to the Vessel shall rest with the Builder until exchange of the Protocols of Delivery and Acceptance is effected, immediately upon which title and risk shall pass to the Buyer.

At the time of delivery the Vessel shall be free of all liens, claims, charges, mortgages and other encumbrances.

32.	Possession and Removal of the Vessel

(a)	The Buyer shall take physical possession of the Vessel immediately upon Delivery and Acceptance thereof.

(b)	The Buyer shall remove the Vessel from the place of delivery within five (5) running days after Delivery and Acceptance as aforesaid. If the Buyer does not so remove the Vessel within the said period, the Buyer shall pay to the Builder reasonable mooring charges for the Vessel.

33.	Vessel Registration

The Buyer shall register the Vessel at its own cost and expense.

SECTION 5 – LEGAL

34.	Permissible Delays

(a)	The Delivery Date shall be extended if and to the extent that any of the following events cause actual delay to the delivery of the Vessel:

(i)	Force majeure events

(1)	acts of God;

(2)	any government requisition, control, intervention, requirement or interference;

(3)	threat or act of war, warlike operations, terrorism or the consequences thereof;

(4)	riots, civil commotions, blockades or embargoes;

(5)	epidemics;

(6)	earthquakes, landslides, floods, tidal waves or extraordinary weather conditions;

(7)	strikes, lockouts or other industrial action, but only if of a general nature and not limited solely to the Builder and/or the sub-contractors or their employees;

(8)	fire, accident, explosion (whether in the Shipyard or elsewhere);

(9)	any interruption to the supply of public utilities to the Builder;

(10) any other cause of a similar nature to the above beyond the control of the Builder or its Sub-contractors;

(11) delays to sea trials in accordance with Clause 27(b) (Sea Trial – Weather Conditions).

(ii)	Other events

(1) Late delivery of, or delivery of, any defective Buyer’s Supplies in accordance with Clause 21(a)(iv) (Buyer’s Supplies);

(2) Delays due to modifications and changes in accordance with Clause 24(b) or (e) (Modifications and Changes);

(3) Delays due to changes in rules and regulations in accordance with Clause 26 (Changes in Rules and Regulations);

(4) An actual or constructive total loss in accordance with Clause 38(c)(ii) (Insurances-Allocation of Insurance Proceeds);

(5) Suspension of work pursuant to Clause 39(c) (Suspension and Termination-Suspension of Work).

(iii)	Provided that in respect of (i) and (ii) above:

(1) such events were not caused by the error, neglect, act or omission of the Builder or its Sub-contractors; and

(2) were not, or could not reasonably have been, foreseen by the Builder at the date of the Contract; and

(3) the Builder shall have complied with Sub-clause (b) hereunder; and

(4) the Builder shall have made all reasonable efforts to avoid and minimize the effects such events have on the delivery of the Vessel.

(b)	The Builder shall notify the Buyer within ten (10) running days of when the Builder becomes aware of the occurrence of any event of delay on account of which the Builder asserts that it may have the right to claim an extension of the Delivery Date. A failure to so notify shall bar the Builder from claiming an extension to the Delivery Date. The Builder shall also advise the Buyer in writing (A) within five (5) running days of the ending of any event notified under this Clause that the event has ended, and (B) as soon as reasonably possible after (A), the length of extension of the Delivery Date claimed by the Builder.

35.	Builder’s Guarantee

(a)	The Builder shall guarantee the Vessel against any Defects (see Definitions) provided such Defects are:

(i)	discovered within the number of months stated in Box 20 (hereinafter “the Guarantee Period”) after delivery of the Vessel in accordance with Clause 28 (Delivery); and

(ii)	notice thereof is given to the Builder as soon as reasonably possible after the discovery thereof and latest thirty (30) running days after the expiry of the Guarantee Period describing such Defects so far as reasonably practical

(hereinafter called “Guarantee Defects”).

(b)	The Builder shall make any necessary repairs or replacements to rectify any Guarantee Defects or damage to the Vessel caused as a direct and immediate consequence of such Guarantee Defects. Such repairs and replacements shall be made at the Shipyard at the Builder’s cost and expense.

(c)	The Buyer shall have the right to arrange for the necessary repairs to rectify any Guarantee Defects or damage to the Vessel caused as a direct and immediate consequence of such Guarantee Defects to be made elsewhere or obtain any necessary replacement parts and materials:

(i)	if it is impractical to bring the Vessel to the Shipyard; or

(ii)	if the Builder cannot supply necessary replacement parts and materials without impairing or delaying the operation or working of the Vessel.

(d)	In the event that the Buyer makes the necessary repairs or replacements at any other shipyard or works other than the Shipyard, the Buyer shall first, but as soon as possible, give the Builder notice of the time and place such repairs will be made. The Builder shall have the right, without prejudice, to inspect through its own representative the nature and extent of the Guarantee Defects to be replaced or repaired. The Buyer shall provide the necessary assistance to the Builder to enable the Builder to board the Vessel to perform the necessary inspections at a time to be mutually agreed, taking into consideration the intent not to impair or delay the operation of the Vessel. The Builder shall, in such case, promptly advise the Buyer in writing, after such examination has been completed, of its acceptance or rejection of such Guarantee Defects as ones that are covered by the guarantee.

(i)	The Builder shall pay the Buyer in the currencies stated in Box 9 the reasonable documented cost and expenses of such repairs or replacements, provided that the Buyer shall use reasonable endeavors to keep such costs as low as reasonably possible.

(ii)	Where applicable, the Buyer shall return replaced parts to the Builder at the Builder’s request and cost and expense provided the Builder makes such request at the time of the replacement. In the event that they are the subject of a dispute under Clause 42 (Dispute Resolution), the Builder shall hold the replaced parts available for inspection by the Buyer. Upon their replacement, the ownership of replaced parts shall revert to the Builder.

(e)	In any case, the Vessel shall be taken, at the Buyer’s cost, to the place elected, ready in all respects for such repairs or replacement.

(f)	The Builder guarantees repairs or replacements to the Vessel made under sub-clause (b) above for an additional Guarantee Period of the number of months stated in Box 21 from the date of completion of such repairs or replacements provided such work has been performed by the Builder or its Sub-contractors. The additional Guarantee Period shall, however, not end on a date earlier than the end of the original Guarantee Period for any such item. However the total Guarantee Period shall not exceed 24 months after Vessel delivery.

(g)	If, as a result of the guarantee works, the Vessel has been lying idle continuously for a period in excess of thirty (30) days, the Guarantee Period shall be extended by the total number of such days (counting from the first day the Vessel is idle) that fall within the Guarantee Period, whether or not other work was carried out during such period.

(h)	Without prejudice to any other rights the Buyer may have under this Contract, following the expiry of the Guarantee Period or in the event that the Builder is in breach of its obligation to rectify Guarantee Defects in accordance with this Clause, the Builder shall at the Buyer’s request assign (to the extent to which it may validly do so) to the Buyer, or as the Buyer may direct, the right, title and interest of the Builder in and to all guarantees or warranties given by the Sub-contractors or suppliers of any of the materials or equipment used in the construction of the Vessel.

(i)	Upon delivery of the Vessel the Builder shall also provide the Buyer with a guarantee issued by the party named in Box 32 (or if Box 32 is not filled in, a bank guarantee from a first class international bank acceptable to the Buyer) substantially in the form and substance set out in Annex A(iii) for 5 % of the Contract Price, as security for the Builder’s obligations under Clause 35 (the "Warranty Guarantee").

(j)	The Builder shall have no liability under this Clause 35 for defects or malfunction in the Vessel caused by normal wear and tear, or due to perils of the sea, rivers or navigation, or fire or accidents at sea, or by mismanagement or negligence or willful neglect in the use and maintenance of the Vessel or alteration or addition on the part of the Buyer, its employees or agents, including the Vessel’s officers, crew and passengers. Further the Builder shall not be liable for repairs or replacements carried out by the Buyer or others (i.e. repairs or replacements which have not been carried out by the Builder or its subcontractors) save where such repairs or replacements have been carried out in accordance with Clause 35(d).

36.	[Not used]

37.	Responsibilities and exclusions from liabilities

Builder’s exclusion clauses

(i)	Liability for Defects discovered before or at the time of delivery

The Buyer’s remedy for delay in delivery of the Vessel, or for Defects discovered before or at the time of such delivery, are set out in Clauses 8 to 13 inclusive and Clause 27(d) (Sea Trials – Method of Acceptance or Rejection).

(ii)	Liability for Defects discovered after delivery

Except to the extent expressly provided in Clause 35 (Builder’s Guarantee), the Builder shall have no liability in contract, tort (including negligence), breach of statutory duty or otherwise for:

(a)	any Defect discovered after delivery of the Vessel; or

(b)	any loss, damage or expenses caused as a consequence of such Defect (which shall include, but not be limited to, loss of time, loss of profit or earnings or demurrage directly or indirectly incurred by the Buyer) .

(iii)	Liability for third party replacement or repair

The Builder shall not be responsible for any Defects in any part of the Vessel which may, subsequent to delivery of the Vessel, have been replaced or in any way repaired by any contractor, other than the Builder or its Sub-contractors, or for any such Defects which have been caused by omission or improper use or maintenance of the Vessel on the part of the Buyer or by ordinary wear and tear.

(iv)	Implied terms

The guarantee contained in Clause 35 (Builder’s Guarantee) replaces and excludes any other liability, guarantee, warranty and/or condition and/or innominate term imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the Vessel by the Builder for and to the Buyer.

Mutual exclusion clauses

(v)	Liability following termination

In the event of termination in accordance with the provisions of Clause 39 (Suspension and Termination), neither Party shall have any liability to the other whatsoever or howsoever arising, except as expressly provided in that Clause.

In the event, however, that a Party fails to perform the Contract, or unequivocally indicates its intention not to perform it, in a way which thereby permits the other Party to treat the Contract as at an end other than under the terms of the Contract, any such claim that the other party may have shall not be limited or excluded by the terms of this Contract.

Responsibility Clauses

(vi)	Responsibility for death and personal injury

Each Party to this Contract shall accept responsibility and liability for the death and personal injury of its Personnel, unless the death or personal injury was inflicted by the other Party or its Sub-contractors with the intent to cause such death or injury, or recklessly and with knowledge that such death or injury would probably result.

Each Party further agrees to indemnify and hold harmless the other Party, as regards both liability and legal costs, in the event of claims relating to or resulting from death or personal injury of its Personnel against the Party who is not responsible for them under this Sub-clause 37(vi).

(vii)	Responsibility for damage to or loss of property

Unless otherwise provided in this Contract and subject to Clause 21, each Party shall accept responsibility and liability for damage to or loss of its property and the property belonging to its Personnel except to the extent such damage or loss was caused by the other Party or its Sub-contractors with the intent to cause such damage or loss, or recklessly and with knowledge that such damage or loss would probably result.

Each Party further agrees to indemnify and hold harmless the other Party, as regards both liability and legal costs, in the event of claims relating to or resulting from damage to or loss of property against the Party who is not responsible for them under this Sub-clause 37(vii).

38.	Insurances

(a)	Builder’s Insurances

From the time of first steel cutting or equivalent (or delivery of the Buyer’s Supplies, whichever is earlier) until the Vessel is completed, delivered to and accepted by the Buyer, the Builder shall (in the joint names (as assureds) of the Builder and the Buyer) effect and maintain at no cost to the Buyer, Builder’s Risk Insurance for the Vessel and Buyer’s Supplies. Such Builder’s Risk Insurance shall:

(i)	be provided by insurers reasonably acceptable to the Buyer; and

(ii)	be on terms no less wide than Institute Clauses for Builder’s Risk terms (1/6/88) including Institute War and Institute Strike Clauses; and

(iii)	be in an amount not less than the aggregate of the payments made by the Buyer to the Builder plus the value of the Buyer’s Supplies at the Shipyard.

If specifically requested by the Buyer, the Builder shall increase the amount insured under the policy to cover the rebuilding costs of the Vessel or such other amount as the Buyer may request. Any additional premium charged for this shall be paid by the Buyer.

The Builder shall provide the Buyer with copies of the insurance policy as placed, including details of the covered risks and exclusions.

The Buyer shall notify the Builder of the value of any subsequent changes in the value of the Buyer’s Supplies for insurance purposes. Upon receipt of notice of change in value the Builder shall amend the insured value for the Buyer’s Supplies accordingly.

(b)	Notwithstanding Clause 37(vii) (Responsibilities and exclusions from liabilities - Responsibility for damage to or loss of property), the Builder shall be responsible for any loss or damage to and any liability arising out of any materials, equipment or supplies delivered to the Builder’s premises prior to effecting the insurance.

(c)	Allocation of Insurance Proceeds

(i)	In the event that the Vessel is at any time prior to or at delivery damaged by any insured cause and provided such damage does not constitute an actual or constructive total loss of the Vessel, the Builder shall make good such damage and shall apply any amounts recovered under the insurance referred to in Sub-clause (a) to the costs of any repair or replacement, including repair or replacement of lost or damaged Buyer’s Supplies. Such damage shall be made good so as to comply with this Contract and all repairs shall be carried out in compliance with the requirements of the Classification Society and Regulatory Authorities as appropriate without qualification.

(ii)	Should the Vessel become an actual or constructive total loss from any insured cause:

(1)	the Builder and the Buyer may agree that a new vessel is built or the Vessel reconstructed in accordance with the terms of this Contract provided agreement is reached in writing to an extension of the Delivery Date and/or any other necessary amendment to the Contract, in which case any amounts recovered under the insurance referred to in Sub-clause (a) will be applied to the construction or reconstruction of the Vessel if appropriate; or

(2)	If the Builder and Buyer are unable to agree within a reasonable time (and, if reasonably possible, within 90 days of the Buyer receiving written notice of the damage) on an extension to the Delivery Date and/or any other necessary amendment to the Contract as provided for in Sub-clause (c)(ii)(1) the Builder shall:

(i)	promptly refund to the Buyer the full amount of sums paid by the Buyer to the Builder together with interest thereon at a rate per annum as stated in Box 30 from the date of payment to the date of refund (however no interest shall be payable if the total loss was caused by a force majeure event, cf. Clause 34(a)(i), provided the conditions in Clause 34(a)(iii) are fulfilled); and

(ii)	make payment to the Buyer of the insured value of the Buyer’s Supplies or alternatively, at the Builder’s cost, deliver the Buyer’s Supplies to the Buyer in undamaged condition.

Once all payments have been made by the Builder to the Buyer in accordance with Sub-clause (b)(ii)(2) this Contract shall be deemed terminated and all future rights and obligations of each of the Parties to the other shall cease whereupon the guarantees provided under this Contract shall be returned.

39.	Suspension and Termination

(a)	Buyer’s Termination

The Buyer shall have the right to terminate this Contract forthwith upon giving notice in the event that:

(i)	the guarantor providing the Refund Guarantees on behalf of the Builder in accordance with Clause 14(b) (Guarantees – Builder’s Refund Guarantees) is deemed insolvent pursuant to Sub-clause (d) below, unless the Builder provides replacement Refund Guarantees acceptable to the Buyer within 30 days of the Buyer’s notice requiring replacement Refund Guarantees to be provided, during which period no further payments shall be made to the Builder by the Buyer and provided that notice of termination is given before acceptable replacement Refund Guarantees are received by the Buyer, or

40

(ii)	the Builder fails to perform any work relating to the construction of the Vessel for a running period of at least the number of days stated in Box 22(i), excluding Permissible Delays, provided that thereafter the Buyer gives the Builder at least the number of days’ written notice stated in Box 22(ii) of its intention to terminate this Contract under this Clause and within that period the Builder fails to remedy its breach and provided further that the notice of termination is given before the Builder has remedied its breach; or

(iii)	(1) the delivery of the Vessel is delayed by more than 180 days in aggregate by virtue of events that fall within Clause 34(a)(i) (Permissible Delays – Force Majeure events); or

(2) the delivery of the Vessel is delayed by more than 180 days in aggregate by virtue of events which do not fall within Clause 34(a)(i) or 34(a)(ii) (Permissible Delays); or

(3) the aggregate of delays to the delivery of the Vessel in (1) and (2) above is more than 240 days.

The Builder may at any time after the right to terminate has occurred give notice requesting that the Buyer either agrees to a new delivery date or terminates this Contract. Such new delivery date shall be a reasonable estimate by the Builder of the date when the Vessel will be ready for delivery. Within fifteen (15) days of the Builder’s request, the Buyer shall notify the Builder of its decision. If the Buyer does not terminate this Contract then the new delivery date shall be deemed to be the Delivery Date provided it does not occur later than thirty (30) days prior to the expiry of the Refund Guarantee (Clause 14(b) (Guarantees – Builder’s Refund Guarantee)). Notwithstanding Clause 34(a)(i) (Permissible Delays – Force majeure events) and this Clause 39(a)(iii)(1), (2) or (3) but subject to Clause 34(a)(ii) (Permissible Delays- Other events), if the Vessel is not delivered by that date, the Buyer shall have the right to terminate this Contract. The Builder’s right to request the Buyer to agree a new delivery date shall operate on each and every occasion the events stated in this Sub-Clause (a)(iii) give rise to the Buyer’s option to terminate

(iv)	The reduction in speed would entitle the Buyer to a reduction in the Contract Price greater than the amount stated in Box 13(ii); or

(v)	[Not used]

(vi)	The reduction in Elevated Variable Load Capacity would entitle the Buyer to a reduction in the Contract Price greater than the amount stated in Box 15(iii); or

(vii)	[Not used]

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(viii)	[Not used]

(ix)	The Builder is in breach of Clause 14 (Guarantees); or

(x)	The Builder is in breach of Clause 50(a) and fails to remedy such breach within a reasonable period of receiving written notice to do so.

(b)	Builder’s Termination

The Builder shall have the right to terminate this Contract forthwith upon giving notice to the Buyer in the event that:

(i)	The guarantor providing the Instalment Guarantee on behalf of the Buyer under Clause 14(a) (Buyer’s Instalment Guarantee) is deemed insolvent pursuant to Sub-Clause (d) below, unless the Buyer can provide a replacement Instalment Guarantee acceptable to the Builder within 30 days and provided that notice of termination is given before an acceptable Buyer’s Instalment Guarantee is received by the Builder; or

(ii)	The Buyer fails to pay any sums due under this Contract for a period of twenty-one (21) Banking Days provided that the Builder thereafter gives the Buyer at least 5 Banking Days' notice of its intention to terminate under this Clause, and within that period the Buyer fails to remedy the breach and provided that notice of termination is given before the Buyer pays the outstanding sums due, or

(iii)	The Buyer fails to take delivery of the Vessel tendered in accordance with this Contract; or

(iv)	The Buyer is in breach of Clause 14 (Guarantees)

(c)	Suspension of Work

Without prejudice to Sub-clause (b) above the Builder shall have the right to suspend work under this Contract if the Buyer fails to pay any instalment stated in Box 11 in accordance with the terms of this Contract until payment of such outstanding sums.

(d)	Deemed Insolvency

A Party or the guarantor providing the Refund Guarantee shall be deemed insolvent if proceedings are commenced against the insolvent Party or the guarantor for winding up, dissolution or reorganisation (otherwise than for the purpose of amalgamation or reconstruction), liquidation, the appointment of a receiver, trustee or similar officer, bankruptcy, suspension of payments or similar events.

A Party shall have the right to terminate this Contract forthwith upon giving notice if the other Party or the guarantor is deemed insolvent.

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(e)	Novation to Charterer prior to termination

(i)	Prior to any termination of this Contract by the Buyer, the Buyer may request that the Parties undertake negotiations for a novation of the Buyer's rights and obligations under this Contract on its terms and conditions (existing at such date) to the Charterer so that - instead of termination - the Contract can continue with the Charterer in place of the Buyer. The Builder agrees that it shall use best efforts and act in good faith in order to agree such novation to the Charterer. For the avoidance of doubt, the Buyer shall not be obliged to make such a request, and the Buyer shall at any time be entitled to discontinue the negotiations and terminate the Contract.

(ii)	Prior to any termination of this Contract by the Builder, the Builder shall give the Buyer at least 10 days written notice of its intention to terminate. During these 10 days, the Buyer may request that the Parties undertake negotiations for a novation of the Buyer's rights and obligations under this Contract on its terms and conditions (existing at such date) to the Charterer so that - instead of termination - the Contract can continue with the Charterer in place of the Buyer. The Builder agrees that it shall use best efforts and act in good faith in order to agree such novation to the Charterer. Any such novation must be agreed in writing between the Buyer, the Builder and the Charterer within 30 days after the Buyer's request, during which time the Builder cannot terminate the Contract. If novation has not been agreed within 30 days after the Buyer's request, the Builder shall be entitled to terminate the Contract without any further notice. For the avoidance of doubt, the Buyer shall not be obliged to make such a request, and the Buyer shall at any time be entitled to discontinue the negotiations.

(iii)	If requested by the Buyer at any time after the effective date of the Contract (see Clause 44 (Effective date of Contract)), the Parties shall use best efforts and act in good faith to negotiate and enter into a direct agreement between the Buyer, the Builder and the Charterer setting out the terms and condition for a novation of the Buyer's rights and obligations under this Contract to the Charterer in the situations described in (i) and (ii) above.

(f)	Effect of Buyer’s Termination

If this Contract is terminated by the Buyer, the Builder shall refund all sums paid by the Buyer to the Builder under Clause 7 (Contract Price) and Clause 15 (Payments) hereof plus interest thereon at the rate stated in Box 30 per annum from the date of payment to the date of refund. The Builder shall also return the Buyer’s Supplies, or if they cannot be returned, the Builder shall pay to the Buyer an amount equal to the Buyer’s cost for such Buyer’s Supplies.

(g)	Effect of Builder’s Termination

If this Contract is terminated by the Builder, the Builder shall have the right to retain the Buyer’s Supplies together with any instalments paid by the Buyer and shall have the right and power either to complete or not to complete the Vessel as it deems fit but in any event shall sell the Vessel (either in its complete or incomplete form), including those Buyer’s Supplies which are installed or have been utilised on board the Vessel, at the best price reasonably obtainable at a public or private sale on reasonable terms and conditions.

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(i)	In the event of the sale of the Vessel in its complete form the proceeds of the sale received by the Builder shall be applied in the following order:

(1)	to payment of all expenses incurred by the Builder in respect of the sale and otherwise incurred by the Builder as a result of the Buyer’s default;

(2)	to payment of all unpaid instalments of the Contract Price including any which would have been payable after the date of termination and interest on such instalments at the rate of interest stated in Box 30 from the respective due dates thereof to the date of application.

(ii)	In the event of the sale of the Vessel in its incomplete form the proceeds of sale received by the Builder shall be applied in the following order:

(1)	to payment of all expenses incurred by the Builder in respect of the sale and otherwise incurred by the Builder as a result of the Buyer’s default;

(2)	to payment of all unpaid instalments of the Contract Price to the extent due but not yet paid at the date of termination and interest on such instalments at the rate of interest stated in Box 30 from the respective due dates thereof to the date of application;

(3)	to payment of all costs of part construction of the Vessel less any paid instalments and less any sums credited under (2) above;

(4)	to payment of the Builder’s reasonable net loss of profit caused by the Buyer’s default.

(iii)	In either of the above events if the proceeds of sale exceed the sums to which such proceeds are to be applied as aforesaid the Builder shall promptly pay any such excess to the Buyer without interest thereon, provided that the amount of such payment to the Buyer shall in no event exceed the total amount of instalments paid by the Buyer. The Builder shall at the same time either permit the Buyer to remove the Buyer’s Supplies which are not installed or utilised onboard the Vessel (if any) from the Shipyard for the cost and expense of the Buyer, or give credit to the Buyer for the full value thereof.

(iv)	If the proceeds of sale are insufficient to pay the Builder the total amounts due from the Buyer as aforesaid, the Builder may sell the Buyer’s Supplies which are not installed or utilised onboard the Vessel (if any) at the best price reasonably obtainable at a public auction or private sale on reasonable terms and conditions, applying the proceeds of such sale toward the unsatisfied amounts due from the Buyer, and giving credit to the Buyer for any excess.

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(v)	If the proceeds of sale are still insufficient to pay the Builder the total amounts due from the Buyer as aforesaid, the Buyer shall pay to the Builder the amount of such deficiency, plus interest at the rate stated in Box 30 to cover periods whenever payments from the Buyer became overdue.

40.	Copyrights, Trade Marks and Patents

(a)	Where they are owned and supplied by a Party, that Party shall retain all copyright, trade mark, patent or similar rights (hereinafter called “Intellectual Property Rights”) with respect to the Specification, Plans and Drawings, technical descriptions, calculations, test results and other data, and information and documents concerning the design and construction of the Vessel. The other Party undertakes not to disclose the same or divulge any information contained therein to any third parties without the prior written consent of the first Party, except where it is necessary for usual operation, repair and maintenance of the Vessel and to subsequent owners.

(b)	Each Party shall ensure that any manufacture and/or supply according to specifications, drawings, models or other documents supplied by it shall not infringe any Intellectual Property Rights of third parties. Should claims nevertheless be made against the other Party in respect of Intellectual Property Rights arising out of or in any way related to the performance of the Contract, the first party shall keep the other Party indemnified against the cost of such claims, including any legal costs in connection therewith.

(c)	For the purpose of this sub-clause (c), “Information” means technical information relating to the Vessel designated by one Party as confidential, except information which corresponds in substance to information which:

(i)	was developed by and in possession of the other Party prior to first receipt from the first Party; and/or

(ii)	at the date hereof or hereafter, through no wrongful act or failure to act on the part of the other Party, enters the public domain.

Where it is necessary during the performance of this Contract for the first Party to make Information available to the other Party, the other Party shall hold all such Information in confidence and not disclose it to any third parties or use it for any purpose other than as provided herein without the prior written consent of the first Party, which shall not be unreasonably withheld. However, the Buyer shall always be entitled to share relevant Information with the Charterer.

(d)	Nothing in this Contract shall be construed as granting a licence to the Builder to use any Information disclosed by or on behalf of the Buyer or its suppliers and contractors, for any purpose whatsoever save as strictly necessary for the proper performance of this Contract or as otherwise expressly authorised by the Buyer in writing. In particular but without prejudice to the generality of the foregoing, the Builder shall not:-

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(a)	Register or claim any patents and/or intellectual property rights on the basis of any Information disclosed by or on behalf of the Buyer or its suppliers and contractors; and/or

(b)	Exploit or utilise (whether commercially or otherwise), any Information disclosed by or on behalf of the Buyer or its suppliers and contractors.

41.	Governing law

This Contract shall be subject to English law without reference to its conflict of law rules unless another law is stated in Box 23(a) in which case the law stated in Box 23(a) shall apply.

42.	Dispute Resolution

(a)	Classification/Regulatory Authorities

Any dispute concerning the Vessel’s compliance or non compliance with the rules, regulations and requirements of the Classification Society or other Regulatory Authorities shall be referred to the Classification Society or other Regulatory Authorities, as the case may be, the final decision of which shall be final and binding upon the Parties hereto. All other disputes shall be referred to expert determination or arbitration in accordance with Sub-clauses (b) through (c).

(b)	Expert determination

Unless Sub-clause (a) applies or Sub-clause (c) applies, in the event that a dispute arises under this Contract either Party may require by notice in writing to the other Party that such dispute be referred to an independent third party (an “Expert”) as the Parties jointly nominate in writing, subject to the following procedure:

(i)	if the Parties fail to nominate an Expert within seven (7) days of the date of the notice referred to in this Sub-clause (b), the dispute shall be resolved in accordance with Sub-clause (c) below;

(ii)	the Expert shall act as an expert and not as an arbitrator and his decision shall be final and binding upon the Parties;

(iii)	the Expert’s determination shall be conducted in accordance with the following rules, unless otherwise agreed by the Parties:

(1)	the Parties may make written representations within seven (7) days of the Expert’s appointment and shall copy in full such written representations to the other Party within such time period;

(2)	the Parties shall have a further seven (7) days to make written comments on each other’s representations and shall copy in full such written comments to the other Party within such time period;

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(3)	the Expert may call for such other documents and written evidence from the Parties as the Expert may reasonably require and the Parties shall provide such documents and written evidence within the period specified by the Expert. The Parties shall copy, in full, such documents and written evidence to the other Party within such time period provided that if either Party claims any such information is confidential to it then, provided in the reasonable opinion of the Expert that Party has properly claimed the same as confidential, the Expert shall not disclose the same to the other Party or to any third party;

(4)	the Expert shall decide whether or not to take oral representations from or on behalf of either Party, but if he does so he shall give the other Party the opportunity to be present;

(5)	the Expert shall have regard to all representations and evidence before him when making his decision, which shall be in writing, and give full reasons for his decision; and

(6)	the Expert shall use all reasonable endeavours to publish his decision within twenty-eight (28) days of his appointment.

(iv)	Unless the Parties agree otherwise, each Party shall bear its own costs of a reference to the Expert, and fees and expenses of the Expert shall be borne equally between the Parties.

(c)	Arbitration

Unless Sub-clause (a) or (b) applies, any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

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Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

If Box 23(b) is not appropriately filled in, Sub-clause (c) of this Clause shall apply.

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SECTION 6 – SUNDRY

43.	Notices

(a)	All notices given by either Party or their agents to the other Party or their agents in accordance with the provisions of this Contract shall be in writing and shall, unless specifically provided in this Contract to the contrary, be sent to the address for that other Party as set out in Box 2 or Box 3 as appropriate or to such other address as the other Party may designate in writing.

(b)	A notice may be sent by post, electronically or delivered by hand in accordance with Sub-clause (a).

(c)	Any notice given under this Contract shall take effect on receipt by the other party and shall be deemed to have been received:

(i)	if posted, on the seventh (7th) day after posting;

(ii)	if sent electronically, on the day of transmission;

(iii)	if delivered by hand, on the day of delivery.

And in each case proof of posting, transmission or handing in shall be proof that notice has been given.

44.	Effective date of Contract

(a)	This Contract shall become effective when the conditions stated in Box 25 have been satisfied. If no conditions are stated in Box 25 then the effective date of the Contract shall be the date stated in Box 1. The Parties shall immediately notify each other when the conditions stated in Box 25 relevant to that Party have been satisfied.

(b)	If any of the conditions referred to above have not been satisfied within the number of days stated in Box 26 after the date of this Contract stated in Box 1, this Contract shall be deemed null and void and both Parties shall immediately be relieved of any obligations or liabilities to the other Party under this Contract.

45.	Assignment

(a)	Builder’s assignment

The Builder shall, subject to the Buyer’s prior written consent which shall not be unreasonably withheld, have the right to assign the benefits of this Contract to the Builder’s financiers for the purpose of securing the Builder’s financing.

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(b)	Buyer’s assignment

(i)	The Buyer shall have the right to assign the benefits of this Contract to the Buyer’s affiliates and financiers for the purpose of securing the Buyer’s financing.

(ii)	The Buyer shall have the right to assign, transfer or novate this Contract to the Buyer's subsidiaries provided that the Buyer remains liable for the subsidiary's fulfilment of the Contract, and that the Instalment Guarantee remains effective (or is replaced by an identical guarantee on behalf of the subsidiary).

(iii)	The Buyer shall have the right, subject to the Builder’s consent which shall not be unreasonably withheld, to assign, transfer or novate this Contract to any other third party, which shall have a similar or better credit rating/creditworthiness as/than the Buyer (taking into consideration also any financial guarantees offered by such third party).

46.	Options

[Not used]

47.	Entire Agreement

This Contract constitutes the entire agreement between the Parties and no promise, undertaking, representation, warranty or statement by either Party prior to the date of this Contract stated in Box 1 shall affect this Contract. Any modification of this Contract shall not be of any effect unless in writing signed by or on behalf of the Parties.

48.	Third party rights

Unless expressly identified in this Contract, no third parties shall have the right to enforce any term of this Contract.

49.	[Not used]

50.	Compliance

For the purposes of this clause, “BUYER” shall include its affiliates and related companies.

(a)	The Builder shall:

(i)	Comply fully with the Buyer's corporate social responsibility (CSR) requirements set out in Annex D (the "Buyer's CSR Requirements").

(ii)	Where doing so would be consistent with Builder’s own policies and guidelines, comply with Buyer’s other corporate policies and guidelines (as amended and updated from time to time, and published on the Buyer’s website at www.cadeler.com).

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(iii)	Establish precautions to prevent the making, receiving, providing, or offering of any advantage (as defined in the UK Bribery Act) or excessive entertainment to or from any employee of the Buyer or members of their respective families.

(iv)	Prevent any actions or conditions which could result in a conflict with the Buyer’s best interests.

(v)	Cooperate fully with the Buyer should the Buyer elect (with reasonable notice) to conduct an audit or audits (for the purposes of verifying compliance with the requirements of this Contract or with the Buyer’s corporate policies and guidelines) at or on the Shipyard, Vessel, workshops, and anywhere else (including subcontractors’ premises) where work on or storage of items connected with the construction of the Vessel is being performed.

(vi)	Openly and transparently report all relevant Health, Safety and Environmental statistics to the Buyer, in relation to any and all accidents and incidents occurring in or on the Shipyard, Vessel, workshops, and anywhere else (including subcontractors’ premises) where work on or storage of items connected with the construction of the Vessel is being performed. Reports may be provided in the same format used by Builder to report such statistics in accordance with its own existing reporting requirements.

(vii)	Openly and transparently report, investigate and rectify any and all accidents and incidents occurring in or on the Shipyard, Vessel, workshops, and anywhere else (including subcontractors’ premises) where work on or storage of items connected with the construction of the Vessel is being performed. Reports may be provided in the same format used by Builder to report such statistics in accordance with its own existing reporting requirements.

The Builder shall immediately notify the Buyer of any and all violations of this clause on becoming aware of any violation of this clause.

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ANNEX “A” – (GUARANTEES)

52

ANNEX A(i)

REFUND GUARANTEE

To: [here insert name and address of the Buyer]

1.	In this Guarantee, the following terms have the following meanings:

‘Award Interest’ means any interest which may be awarded against the Builder in connection with the final determination of any dispute notified to us in accordance with paragraph 6 below.

‘Contract’ means the contract dated [here insert date] made between the Builder and you for the construction of the Vessel, as the same is amended at any time.

‘Contractual Interest’ means the sum payable on an Instalment at the Interest Rate in accordance with the terms of the Contract.

‘Demand’ means a written demand for payment under this Guarantee.

‘Instalment’ means the amount of the [x]th Instalment in respect of the contract price under the Contract (to the extent that it has not been refunded), including any payments made in respect of additional or variation works, which is made on, before or after the date of this Guarantee to the Builder (or at the Builder’s direction) by you or on your behalf.

‘Interest Rate’ means the rate of interest prescribed by the Contract as applicable to any part of an Instalment which the Builder is obliged to repay under the terms of the Contract calculated from the date on which the Builder received the Instalment to the date of your receipt of the repayment.

‘Maximum Liability’ means our maximum liability under this Guarantee, including Contractual Interest which shall be [here insert amount] plus any Award Interest.

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‘Builder’ means [here insert name and address of shipbuilder]

‘Vessel’ means [here insert technical description and/or name]

2.	In consideration of you entering into the Contract, agreeing to pay an Instalment or Instalments to the Builder, and agreeing to accept this Guarantee pursuant to the Contract, at the request of the Builder we irrevocably and unconditionally guarantee (but as primary obligor and not by way of secondary liability only) that

(i) if the Builder becomes liable under the Contract to repay any part of any Instalment, or

(ii) if the Vessel has not been delivered to, and accepted by, you by the date that is 45 days prior to the expiry date of this Guarantee and the expiry date of this Guarantee has not been extended in accordance with Clause 14(c) of the Contract), we shall, upon receipt by us from you of a Demand (together with a copy of a demand made by you against the Builder for repayment or extension of the expiry date, as applicable), pay to you or to your order upon the expiry of thirty (30) days from receipt of such Demand the sum demanded by you by way of the repayment of any Instalment together with Contractual Interest and Award Interest (if any) provided that our total liability shall not exceed the Maximum Liability.

This Guarantee shall become effective in the amount corresponding to the amount of the [x]th Instalment paid to the Builder under the Contract together with Contractual Interest as and when such Instalment has been received by the Builder.

3.	Your Demand needs only state either that (i) the Builder has become liable under the Contract to repay the Instalment (in full or in part) and the Builder has failed to repay the same, or (ii) the Vessel has not been delivered to, and accepted by, you by the date that is 45 days prior to the expiry date of this Guarantee and the expiry date of this Guarantee has not been extended in accordance with Clause 14(c) of the Contract). No other evidence, save as set forth in paragraph 6 below, shall be required and we shall not be entitled to withhold payment of such Demand regardless of any dispute between you and the Builder in relation to such Demand or otherwise, except as set out in paragraph 6 below.

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4.	This Guarantee shall not be affected by any indulgence or delay allowed to the Builder nor by any amendment to, or variation of, the Contract whether as to time or otherwise that may be agreed between you and the Builder nor by any circumstances that would otherwise discharge our liability as guarantor.

5.	Subject to paragraph 6 below, this Guarantee shall remain in force until the first to occur of (a) due delivery of the Vessel to, and acceptance of the Vessel by, you (evidenced by presentation to the bank of a photocopy of the protocol of delivery and acceptance of the vessel signed by the Builder and the Buyer); or (b) the payment to you by the Builder or by us of all sums secured by this Guarantee; or (c) [insert date falling 30 days after the Contractual Date of Delivery]. However, notwithstanding the foregoing, if within twenty-eight (28) days after our receipt of a Demand we receive a written notice from you or the Builder that your claim for the repayment of any sums referred to in the Demand has been disputed and that such dispute will be resolved in accordance with the Contract, the period of validity of this Guarantee shall be extended until thirty (30) days after the dispute has been finally determined in accordance with paragraph 6 below.

6.	Notwithstanding the other terms of this Guarantee, if within twenty-eight (28) days after our receipt of a Demand we receive a written notice from you or from the Builder stating that your claim for repayment of any sums referred to in the Demand has been disputed and that such dispute will be resolved in accordance with the Contract (including, as may be, by the Classification Society/Regulatory Authorities, an Expert or in arbitration or in Court), then we shall not be obliged to make any payment to you under this Guarantee until thirty (30) days after the dispute has been finally determined or in the event of an appeal from a decision by the Classification Society/Regulatory Authorities, an Expert determination or an arbitration award, until thirty (30) days after delivery of the final unappealable judgment; or in the event that the court remits the matter to the Classification Society/Regulatory Authorities, the Expert or the arbitrator, until thirty (30) days after the publication of the revised final decision, determination or award (as applicable).

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7.	All payments to be made under this Guarantee shall be made without any set off or counterclaim and without deduction or withholding for or on account of any taxes, duties or charges whatsoever unless we are compelled by law to deduct or withhold the same in which case we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the amount received by you after such deductions or withholdings shall be equal to the amount which would have been received had no such deduction or withholding been made.

8.	All payments to be made under this Guarantee shall be made in Euros.

9.	Notwithstanding any provision in the Contract, this Guarantee may be assigned by you to (i) any subsidiary to which the Contract is assigned, transferred or novated, or (ii) to the Buyer’s financiers for the purpose of securing the Buyer’s financing. Otherwise, this Guarantee shall be assignable by you and by any assignee only with our prior written consent, which shall not be unreasonably withheld. Upon assignment, all references in this Guarantee to “you” shall be read as references to the assignee or subsequent assignees.

10.	This Guarantee is governed by the laws of England and Wales and any disputes hereunder shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to this Guarantee. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

11.	Any notice, claim or Demand to be given or made by you under this Guarantee shall be in writing signed by one of your officers and may be served on us either by post or by authorised SWIFT or equivalent, and if sent by post to [here insert address] (or such other address as we may notify to you in writing) or if by SWIFT or equivalent at [here insert number] via your bank and shall be effective only upon actual receipt.

12.	To the extent that we may be or may hereafter become entitled, in any jurisdiction, to claim for ourselves or our property, assets or revenue immunity (whether by reason of sovereignty or otherwise) in respect of our obligations under this Guarantee from service of process, suit, jurisdiction, judgment, order, award, attachment (before or after judgment or award), set off, execution of a judgment of other legal process and to the extent that in any such jurisdiction there may be attributed to us or any of our property, assets or revenue such an immunity (whether or not claimed) we hereby irrevocably agree not to claim and hereby irrevocably waive such immunity to the fullest extent permitted by the laws of such jurisdiction.

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13.	We hereby warrant that we are permitted by any relevant law to which we are subject (including, where relevant, the laws of the place or places of each of our incorporation, establishment, regulation, registration and residence) to:

13.1 issue a guarantee in this form,

13.2 make payment under this Guarantee in a currency other than that of the place of (where relevant) each of our incorporation, establishment, regulation, registration and residence in case of a Demand for payment under this Guarantee, and

13.3 designate the place stated in paragraph 10 above as the forum and the place of jurisdiction to which we irrevocably submit.

14.	We hereby warrant that this Guarantee has been, or will be, duly registered with the relevant State authority in any legal jurisdiction in which such registration is required for any reason.

15.	We hereby warrant that we have obtained all necessary approvals and authorisations to issue this Guarantee.

16.	We disclaim liability for any delay, non-return of documents, non-payment or other action or inaction due to sanctions imposed by the People's Republic of China, the United Nations, the European Union, the United States, the United Kingdom, or any other relevant international body or jurisdiction.

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Dated the               day of               2

(signature)

Authorized signatory for and on behalf of [here insert name of Guarantor]

58

ANNEX A(ii)

INSTALMENT GUARANTEE

To: [here insert fullstyle name and address of the Builder]

1.	In this Guarantee, the following terms have the following meanings:

‘Award Interest’ means any interest which may be awarded against the Buyer in connection with the final determination of any dispute notified to us in accordance with paragraph 5 below.

‘Contract’ means the contract dated [here insert date] made between the Builder and you for the construction of the Vessel, as the same is amended at any time. [Note: There may be two separate newbuild contracts - one for each vessel]

‘Contractual Interest’ means the sum payable on an Instalment at the Interest Rate in accordance with the terms of the Contract.

‘Demand’ means a written demand for payment under this Guarantee.

‘Instalment’ means the amount of each of the instalment payments in respect of the contract price under the Contract stated on Box 11 (to the extent that it has not been paid) which is made on, before or after the date of this Guarantee to you by the Buyer.

‘Interest Rate’ means the rate of interest prescribed by the Contract as applicable to any part of an Instalment which the Buyer is obliged to pay under the terms of the Contract calculated from such date as is prescribed by the Contract to the date of your receipt of the payment.

‘Maximum Liability’ means our maximum liability under this Guarantee, including Contractual Interest which shall be US$ [*] plus any Award Interest.

‘Buyer’ means [here insert fullstyle name and address of Cadeler entity which enters into the newbuild contract(s)]

‘Vessel’ means [here insert technical description and/or name]

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2.	In consideration of you entering into the Contract, agreeing to construct the Vessel in accordance with the terms of the Contract, and agreeing to accept this Guarantee pursuant to the Contract, at the request of the Buyer we irrevocably and unconditionally guarantee (but as primary obligor and not by way of secondary liability only) that in the event that the Buyer fails punctually to pay to you any Instalment we shall, upon receipt by us from you of a Demand for the same (together with a copy of a demand made by you against the Buyer for payment), pay to you or to your order upon the expiry of thirty (30) days from receipt of such Demand the sum demanded by you by way of the payment of any Instalment together with Contractual Interest and Award Interest (if any) provided that our total liability shall not exceed the Maximum Liability.

This Guarantee shall become effective when the Refund Guarantee (as defined in the Contract) for the 1st Instalment has been issued by the Builder's bank in accordance with Clause 14(b) (Builder's Refund Guarantee) of the Contract.

3.	This Guarantee shall not be affected by any indulgence or delay allowed to the Buyer nor by any amendment to, or variation of, the Contract whether as to time or otherwise that may be agreed between you and the Buyer nor by any circumstances that would otherwise discharge our liability as guarantor.

4.	Subject to paragraph 5 below, this Guarantee shall remain in force until the first to occur of (a) due delivery of the Vessel to, and acceptance of the Vessel by, the Buyer, (b) the payment to you by the Buyer or by us of all sums secured by this Guarantee, and (c) the Buyer’s valid and lawful cancellation and/or rescission of the Contract pursuant to the terms of the Contract. However, notwithstanding the foregoing, if any dispute arises out of the termination of the contract and such dispute will be resolved in accordance with the Contract, the period of validity of this Guarantee shall be extended until thirty (30) days after the dispute has been finally determined in accordance with paragraph 5 below.

5.	Notwithstanding the other terms of this Guarantee, if any dispute arises out of the termination of the contract and such dispute will be resolved in accordance with the Contract (including, as may be, by the Classification Society/Regulatory Authorities, an Expert or in arbitration or in Court), then we shall not be obliged to make any payment to you under this Guarantee until thirty (30) days after the dispute has been finally determined or in the event of an appeal from an arbitration award, until thirty (30) days after delivery of the final unappealable judgment; or in the event that the court remits the matter to the arbitrator, until thirty (30) days after the publication of the revised final award or in the event of an appeal from the award, until thirty (30) days after delivery of the final unappealable judgment.

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6.	All payments to be made under this Guarantee shall be made without any set off or counterclaim and without deduction or withholding for or on account of any taxes, duties or charges whatsoever unless we are compelled by law to deduct or withhold the same in which case we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the amount received by you after such deductions or withholdings shall be equal to the amount which would have been received had no such deduction or withholding been made.

7.	All payments to be made under this Guarantee shall be made in Euros and United States Dollars.

8.	Notwithstanding any provision in the Contract, this Guarantee shall be freely assignable by you and by any assignee. Upon assignment, all references in this Guarantee to “you” shall be read as references to the assignee or subsequent assignees.

9.	This Guarantee is governed by the laws of England and Wales and any disputes hereunder shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to this Guarantee. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

10.	Any notice, claim or Demand to be given or made by you under this Guarantee shall be in writing signed by one of your officers and may be served on us either by registered mail or express courier service, or, and if sent by registered mail or express courier service to Mapletree Business City, #18-01, 10 Pasir Panjang Road, Singapore 117438 (attention: General Counsel and Head of Corporate Secretarial) (or such other address as we may notify to you in writing) or and shall be effective only upon actual receipt.

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11.	To the extent that we may be or may hereafter become entitled, in any jurisdiction, to claim for ourselves or our property, assets or revenue immunity (whether by reason of sovereignty or otherwise) in respect of our obligations under this Guarantee from service of process, suit, jurisdiction, judgment, order, award, attachment (before or after judgment or award), set off, execution of a judgment or other legal process and to the extent that in any such jurisdiction there may be attributed to us or any of our property, assets or revenue such an immunity (whether or not claimed) we hereby irrevocably agree not to claim and hereby irrevocably waive such immunity to the fullest extent permitted by the laws of such jurisdiction.

12.	We hereby warrant that we are permitted by any relevant law to which we are subject (including, where relevant, the laws of the place or places of each of our incorporation, establishment, regulation, registration and residence) to:

13.1 issue a guarantee in this form,

13.2 make payment under this Guarantee in a currency other than that of the place of (where relevant) each of our incorporation, establishment, regulation, registration and residence in case of a Demand for payment under this Guarantee, and

13.3 designate the place stated in paragraph 9 above as the forum and the place of jurisdiction to which we irrevocably submit.

13.	We hereby warrant that this Guarantee has been, or will be, duly registered with the relevant State authority in any legal jurisdiction in which such registration is required for any reason.

14.	We hereby warrant that we have obtained all necessary approvals and authorisations to issue this Guarantee.

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Dated the              day of          2021

(signature)

Authorized signatory for and on behalf of BW Group Limited

63

ANNEX A(iii)

IRREVOCABLE LETTER OF GUARANTEE FOR

BUILDER’S OBLIGATIONS UNDER CLAUSE 35

(WARRANTY GUARANTEE)

To: [here insert name and address of the Buyer]

1.	In this Guarantee, the following terms have the following meanings:

‘Award Interest’ means any interest which may be awarded against the Builder in connection with the final determination of any dispute notified to us in accordance with paragraph 6 below.

‘Contract’ means the contract dated [here insert date] made between the Builder and you for the construction of the Vessel, as the same may be amended at any time.

‘Demand’ means a written demand for payment under this Guarantee.

‘Maximum Liability’ means our maximum liability under this Guarantee, including Award Interest which shall be [here insert amount which must be equal to 5% of the Contract Price].

‘Builder’ means [here insert name and address of shipbuilder]

‘Vessel’ means [here insert technical description and/or name]

2.	In consideration of you entering into the Contract, agreeing to take delivery of the Vessel, and agreeing to accept this Guarantee pursuant to the Contract, at the request of the Builder we irrevocably and unconditionally guarantee (but as primary obligor and not by way of secondary liability only) that if the Builder becomes liable to pay any sum to you in accordance with the terms of Clause 35 of the Contract in respect of Defects, as defined in the Contract, we shall, upon receipt by us from you of a Demand for the same (together with a copy of a demand made by you against the Builder for payment), pay to you or to your order upon the expiry of thirty (30) days from receipt of such Demand the sum demanded by you and Award Interest (if any) provided that our total liability shall not exceed the maximum Liability.

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3.	Your Demand needs only state that the Builder has become liable under the Contract to pay the relevant sum to you in accordance with the terms of Clause 35 of the Contract in respect of Defects and the Builder has failed to pay the same. No other evidence, save as set forth in paragraph 6 below, shall be required and we shall not be entitled to withhold payment of such Demand regardless of any dispute between you and the Builder in relation to such Demand or otherwise, except as set out in paragraph 6 below.

4.	This Guarantee shall not be affected by any indulgence or delay allowed to the Builder nor by any amendment to, or variation of, the Contract whether as to time or otherwise that may be agreed between you and the Builder nor by any circumstances that would otherwise discharge our liability as guarantor.

5.	Subject to paragraph 6 below, this Guarantee shall remain in force until the first to occur of (a) the payment to you by the Builder or by us of all sums secured by this Guarantee; or (c) [insert date falling 18 months from the actual delivery of the Vessel under the Contract] .

6.	Notwithstanding the other terms of this Guarantee, if within twenty-eight (28) days after our receipt of a Demand we receive written notice from you or from the Builder stating that your claim for payment of the sums referred to in the Demand has been disputed and that such dispute will be resolved in accordance with the Contract (including, as may be, by the Classification Society/Regulatory Authorities, an Expert, or in arbitration), then we shall not be obliged to make any payment to you under this Guarantee until thirty (30) days after the dispute has been finally determined or in the event of an appeal from a decision by the Classification Society/Regulatory Authorities, an Expert determination or an arbitration award, until thirty (30) days after delivery of the final unappealable judgment; or in the event that the court remits the matter to the Classification Society/Regulatory Authorities, the Expert or the arbitrator, until thirty (30) days after the publication of the revised final decision, determination or award (as applicable).

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7.	All payments to be made under this our Guarantee shall be made without any set off or counterclaim and without deduction or withholding for or on account of any taxes, duties or charges whatsoever unless we are compelled by law to deduct or withhold the same in which case we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the amount received by you after such deductions or withholdings shall be equal to the amount which would have been received had no such deduction or withholding been made.

8.	All payments to be made under this Guarantee shall be made in Euros and United States Dollars.

9.	Notwithstanding any provision in the Contract, this Guarantee shall be freely assignable by you and by any assignee. Upon assignment, all references in this Guarantee to “you” shall be read as references to the assignee or subsequent assignees.

10.	This Guarantee is governed by the laws of England and Wales and any disputes hereunder shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to this Guarantee. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

11.	Any notice, claim or Demand to be given or made by you under this Guarantee shall be in writing signed by one of your officers and may be served on us either by post or by authorised SWIFT or equivalent, and if sent by post to [here insert address] (or such other address as we may notify to you in writing) and if by SWIFT or equivalent at [here insert under] via your bank and shall be effective only upon actual receipt.

12.	To the extent that we may be or may hereafter become entitled, in any jurisdiction, to claim for ourselves or our property, assets or revenue immunity (whether by reason of sovereignty or otherwise) in respect of our obligations under this Guarantee from service of process, suit, jurisdiction, judgment, order, award, attachment (before or after judgment or award), execution of a judgment of other legal process and to the extent that in any such jurisdiction there may be attributed to us or any of our property, assets or revenue such an immunity (whether or not claimed) we hereby irrevocably agree not to claim and hereby irrevocably waive such immunity to the fullest extent permitted by the laws of such jurisdiction.

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13.	We hereby warrant that we are permitted by any relevant law to which we are subject (including, where relevant, the laws of the place or places of each of our incorporation, establishment, regulation, registration and residence) to:

13.1 issue a guarantee in this form,

13.2 make payment under this Guarantee in a currency other than that of the place of (where relevant) each of our incorporation, establishment, regulation, registration and residence in case of a Demand for payment under this Guarantee, and

13.3 designate the place stated in paragraph 10 above as the forum and the place of jurisdiction to which we irrevocably submit.

14.	We hereby warrant that this Guarantee has been, or will be, duly registered with the relevant State authority in any legal jurisdiction in which such registration is required for any reason.

15.	We hereby warrant that we have obtained all necessary approvals and authorisations to issue this Guarantee.

Dated the              day of          2

(signature)

for and on behalf of [here insert name of Guarantor]

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ANNEX A(iv)

IRREVOCABLE LETTER OF GUARANTEE FOR

BUILDER’S OBLIGATIONS UNDER CLAUSE 27

To: [here insert name and address of the Buyer]

1.	In this Guarantee, the following terms have the following meanings:

‘Award Interest’ means any interest which may be awarded against the Builder in connection with the final determination of any dispute notified to us in accordance with paragraph 6 below.

‘Contract’ means the contract dated [here insert date] made between the Builder and you for the construction of the Vessel, as the same may be amended at any time.

‘Contract Price’ means the amount stated in Box 9 of the Contract, as may be adjusted in accordance with the terms of the Contract.

‘Demand’ means a written demand for payment under this Guarantee.

‘Maximum Liability’ means our maximum liability under this Guarantee, which shall be the actual costs and expenses (including Award Interest) incurred by you to repair the Delivery Defects described in and according to Clause 27(d)(iv)(1) and (2) of the Contract, and which shall not exceed [here insert amount] which is five percent (5%) of the Contract Price.

‘Builder’ means [here insert name and address of shipbuilder]

‘Vessel’ means [here insert technical description and/or name]

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2.	In consideration of you entering into the Contract, agreeing to take delivery of the Vessel, and agreeing to accept this Guarantee pursuant to the Contract, at the request of the Builder we irrevocably and unconditionally guarantee (but as primary obligor and not by way of secondary liability only) that if the Builder becomes liable to pay any sum to you in accordance with the terms of Clause 27(d)(iv) of the Contract in respect of Delivery Defects, as defined in the Contract, we shall, upon receipt by us from you of a Demand for the same (together with a copy of a demand made by you against the Builder for payment), pay to you or to your order upon the expiry of thirty (30) days from receipt of such Demand the sum demanded by you and Award Interest (if any) provided that our total liability shall not exceed the Maximum Liability.

3.	Your Demand needs only state that the Builder has become liable under the Contract to pay the relevant sum to you in accordance with the terms of Clause 27(d)(iv) of the Contract in respect of Delivery Defects and the Builder has failed to pay the same. No other evidence, save as set forth in paragraph 6 below, shall be required and we shall not be entitled to withhold payment of such Demand regardless of any dispute between you and the Builder in relation to such Demand or otherwise, except as set out in paragraph 6 below

4.	This Guarantee shall not be affected by any indulgence or delay allowed to the Builder nor by any amendment to, or variation of, the Contract whether as to time or otherwise that may be agreed between you and the Builder nor by any circumstances that would otherwise discharge our liability as guarantor.

5.	Subject to paragraph 6 below, this Guarantee shall remain in force until the first to occur of (a) the repair of all the Delivery Defects and (b) the payment to you by the Builder or by us of all sums secured by this Guarantee, or (c) [insert date falling 12 months from the actual delivery of the Vessel under the Contract].

6.	Notwithstanding the other terms of this Guarantee, if within thirty (30) days after our receipt of a Demand we receive written notice from you or from the Builder stating that your claim for payment of the sums referred to in the Demand has been disputed and that such dispute will be resolved in accordance with the Contract (including, as may be, by the Classification Society/Regulatory Authorities, an Expert, or in arbitration), then we shall not be obliged to make any payment to you under this Guarantee until thirty (30) days after the dispute has been finally determined or in the event of an appeal from a decision by the Classification Society/Regulatory Authorities, an Expert determination or an arbitration award, until thirty (30) days after delivery of the final unappealable judgment; or in the event that the court remits the matter to the Classification Society/Regulatory Authorities, the Expert or the arbitrator, until thirty (30) days after the publication of the revised final decision, determination or award (as applicable) or in the event of an appeal from the decision, determination or award (as applicable), until thirty (30) days after delivery of the final unappealable judgment.

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7.	All payments to be made under this Guarantee shall be made without any set off or counterclaim and without deduction or withholding for or on account of any taxes, duties or charges whatsoever unless we are compelled by law to deduct or withhold the same in which case we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the amount received by you after such deductions or withholdings shall be equal to the amount which would have been received had no such deduction or withholding been made.

8.	All payments to be made under this Guarantee shall be made in Euros and United States Dollars.

9.	Notwithstanding any provision in the Contract, this Guarantee shall be freely assignable by you and by any assignee.

10.	This Guarantee is governed by the laws of England and Wales and any disputes hereunder shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to this Guarantee. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

11.	Any notice, claim or Demand to be given or made by you under this Guarantee shall be in writing signed by one of your officers and may be served on us either by post or by authorised SWIFT or equivalent, and if sent by post to [here insert address] (or such other address as we may notify to you in writing) and if by SWIFT or equivalent at [here insert under] via your bank and shall be effective only upon actual receipt.

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12.	To the extent that we may be or may hereafter become entitled, in any jurisdiction, to claim for ourselves or our property, assets or revenue immunity (whether by reason of sovereignty or otherwise) in respect of our obligations under this Guarantee form service of process, suit, jurisdiction, judgment, order, award, attachment (before or after judgment or award), execution of a judgment of other legal process and to the extent that in any such jurisdiction there may be attributed to us or any of our property, assets or revenue such an immunity (whether or not claimed) we hereby irrevocably agree not to claim and hereby irrevocably waive such immunity to the fullest extent permitted by the laws of such jurisdiction.

13.	We hereby warrant that we are permitted by any relevant law to which we are subject (including, where relevant, the laws of the place or places of each of our incorporation, establishment, regulation, registration and residence) to:

13.1 issue a guarantee in this form,

13.2 make payment under this Guarantee in a currency other than that of the place of (where relevant) each of our incorporation, establishment, regulation, registration and residence in case of a Demand for payment under this Guarantee, and

13.3 designate the place stated in paragraph 10 above as the forum and the place of jurisdiction to which we irrevocably submit.

14.	We hereby warrant that this Guarantee has been, or will be, duly registered with the relevant State authority in any legal jurisdiction in which such registration is required for any reason.

15.	We hereby warrant that we have obtained all necessary approvals and authorisations to issue this Guarantee.

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Dated the                    day of                    2

(signature)

for and on behalf of [here insert name of Guarantor]

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ANNEX “B” – SPECIFICATION
Cadeler NG-20000X-CA Building Specification
Doc. No. :	CDLR-P45-SPEC-01
Rev. No. :	05
Date:	08.06.2021

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ANNEX “C” – MAKER’S LIST
Cadeler NG-20000X-CA Building Specification Appendix 8 Makers List
Doc. No. :	CDLR-P45-SPEC-01, Appendix 8
Rev. No. :	03
Date:	06.06.2021

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ANNEX “D” – BUYER'S CORPORATE SOCIAL RESPONSIBILITY (CSR) REQUIREMENTS

Corporate Social Responsibility (CSR) Requirements

Purpose

Cadeler is strongly committed to operating ethically, prudently, responsibly and safely. This document sets our standards on environmental, health & safety, human rights & labour policies, and general business ethics.

We actively seek to select and work with suppliers who not only comply with laws and regulations, but go beyond by setting standards that are expected of an industry leader. We also have a strong preference to work with suppliers who share our commitment to honesty and integrity and who seek to integrate principles of sustainable development into all areas of their business.

Mandatory Rules / Compliance

Legal and Regulatory Compliance

COSCO (also referred to as ‘Suppliers’ or ‘Supplier’) shall ensure their operations and the products and services supplied to Cadeler comply with Chinese laws and regulations.

Forced Labour

Suppliers must not use forced, coerced, bonded or indentured, or involuntary prison labour in any form. All work shall be voluntary. Employees should be free to leave employment upon giving reasonable notice. Suppliers should not require employees to hand-over government-issued identification, passports or work permits as a condition of employment.

Child Labour

Suppliers must not:

●	employ any person under the local legal minimum employment age, or

●	employ any person in a manner which conflicts with completion of their compulsory schooling, and

●	in any case employ any person below the age of 16 years on a full time basis (unless part of a recognised profession apprenticeship programme).

Additionally, all young employees (persons under 18) must be protected from performing any work that is likely to be hazardous, or likely to interfere with the child’s education, or that may be harmful to the child’s health or their physical, mental, or social development. This explicitly includes the requirements of Minimum Age Convention, 1973 (No. 138) and Worst Forms of Child Labour Convention, 1999 (No. 182) which have been ratified by China.

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Compensation and Working Hours

All employees must have contracts that comply with Chinese labour laws. Suppliers must provide each employee at least the legal minimum wage (where applicable). Wages should be paid regularly and on time. Payment should not be made from employees’ pay for disciplinary reasons or to compensate the employer for providing safer work conditions. Working time periods must not exceed the legal limit, and it should be noted, where relevant, to reflect any exceptional hazards or risks of the work being done. Employees should be properly compensated for overtime according to Chinese law and within legal working hour limits.

Employees should be granted annual leave and sick leave (in accordance with Chinese law) without any repercussions and should be able to take their stipulated maternity or paternity leave (if applicable under national laws).

Employee Rights

Employees should be treated with dignity and respect. This should be achieved by providing a workplace in which no employee shall be subject to any physical, sexual, psychological or verbal harassment or abuse, nor is there to be the threat of such treatment.

Environment

Performance in the supply chain shall comply with, and preferably exceed, applicable legal environmental requirements.

Suppliers should have in place an effective system for managing environmental issues (i.e. ISO 14001) including measuring and reporting on their environmental impacts and reducing impact of their operations upon the environment, where possible.

Chemical and other materials posing a hazard if released to the environment are to be avoided, if possible. If not possible, they are to be identified and managed to ensure their safe handling, movement, storage, recycling or reuse and disposal.

Wastewater and solid waste generated from operations, industrial processes and sanitation facilities are to be monitored, controlled and treated, as required under local regulation, prior to discharge or disposal.

Air emissions of volatile organic chemicals, aerosols, corrosives, particulates, ozone depleting chemicals and combustion by-products generated from operations are to be characterised, monitored, controlled and treated, as required under local regulation, prior to discharge.

Suppliers should aim to reduce or eliminate all types of waste, including water and energy, where possible.

Health and Safety

Suppliers must have in place, or agree to adopt in a reasonable timeframe, health and safety policies and quality management systems (i.e. ISO 45001 & ISO 9001) designed to reduce work-related injury and illness, and promote the general health of employees. Suppliers must ensure information regarding health and safety systems and standards are made readily available to employees in the appropriate language/s.

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Suppliers should ensure that employees are aware, through newsletters, training or other effective and frequent means of communication, of the suppliers’ obligations with regard to site safety and their own obligations of ensuring the safety of themselves and other employees.

Suppliers should provide for employees as a minimum, reasonable access to potable water and sanitary facilities, fire safety, emergency preparedness and response, industrial hygiene, adequate lighting and ventilation, occupational injury and illness prevention and machine safeguarding. Suppliers will also ensure these same standards apply to any dormitory or canteen facilities.

Suppliers should have in place a policy, which should be in accordance with all national laws and regulations, regarding alcohol and other drug abuse prevention, and testing for such, and should communicate this appropriately to employees.

Bribery and corruption

Suppliers must be committed to the highest standards of morals and ethical conduct in their business. All forms of corruption, extortion, fraud and bribery must be prohibited, including those for the Supplier’s own benefit or the benefit of their relations, friends and associates. Suppliers and their subcontractors shall comply with Chinese anti-corruption laws.

Suppliers will have policies, codes of conduct and procedures (including training) in place to avoid all forms of bribery, corruption and fraud and ensure they are enforced.

Suppliers should disclose any situation that may appear as a potential material conflict of interest. They are also expected to disclose if any of the officials or consultants working with Cadeler has material interest of any kind in the supplier’s business or any kind of economic ties with the supplier.

Subcontractors and other Service Providers

COSCO should work with their own service providers and subcontractors to ensure that they also strive to meet the standards of the COSCO code of conduct and the principles outlined in this document.

Communication, Documentation and Inspection

Suppliers are responsible for communicating the requirements in this document to their employees and subcontractors, on an as necessary basis.

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Overview of Requirements

Our Corporate Social Responsibility Requirements describe our minimum standards for:

●	Legal and regulatory compliance

●	Not employing under-age workers

●	Not using forced labour

●	Adherence to local labour laws

●	Health and Safety in the Workplace

●	Protection for the environment

●	Anti-corruption

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